AMENDED AND RESTATED ACQUISITION AGREEMENT
dated as of February 3, 2009
by and between
MMA MORTGAGE INVESTMENT CORPORATION
and
OAK GROVE COMMERCIAL MORTGAGE, LLC

TABLE OF CONTENTS

ARTICLE I PURCHASE AND CONTRIBUTION

1.01.Purchased Acquired Assets
1.02.Consideration
1.03.Contributed Assets

ARTICLE II DESCRIPTION OF ACQUIRED ASSETS; EXCLUDED ASSETS

2.01.Acquired Assets
2.02.Excluded Assets

ARTICLE III ASSUMPTION OF LIABILITIES

3.01.Assumed Liabilities
3.02.Retained Liabilities

ARTICLE IV CONSIDERATION; ALLOCATION

4.01.Allocation of Consideration.

ARTICLE V CLOSING; CLOSING DELIVERIES

5.01.Closing
5.02.Closing Deliveries

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

6.01.Organization of Transferor
6.02.Authorization; Due Execution
6.03.Title to and Condition of Assets
6.04.No Conflicts; Consents and Approvals
6.05.Governmental Approvals and Filings
6.06.Financial Statements
6.07.Absence of Changes
6.08.Taxes.
6.09.Legal Proceedings
6.10.Compliance With Laws and Orders
6.11.Benefit Plans; ERISA.
6.12.Real Property.
6.13.Intellectual Property Rights
6.14.Contracts.
6.15.Licenses
6.16.Insurance.
6.17.Employees; Labor Relations.
6.18.Substantial Business Relationships.
6.19.No Powers of Attorney
6.20.Defaults
6.21.Brokers
6.22.Status of Outstanding Loans.
6.23.No Undisclosed Liabilities; Certain Other Liabilities.
6.24.Affiliate Transactions
6.25.Books and Records
6.26.Environmental Matters
6.27.Lender Loss Reserve and Escrow Accounts and Letter of Credit
6.28.Solvency
6.29.Accuracy of Information

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF ACQUIROR

7.01.Organization
7.02.Authority
7.03.No Conflicts
7.04.Governmental Approvals and Filings
7.05.LLC Agreement and Capitalization.
7.06.Activities of Acquiror
7.07.Compliance with Agency Requirements
7.08.Access to Funds
7.09.Legal Proceedings
7.10.Brokers
7.11.Accuracy of Information

ARTICLE VIII COVENANTS

8.01.Cooperation; Approvals
8.02.Books and Records
8.03.Notice and Cure
8.04.Due Diligence and Continued Access
8.05.Operation of the Business Prior to Closing
8.06.No Solicitation, Etc
8.07.Employee and Employee Benefits.
8.08.Maintenance of Letter of Credit
8.09.Change of Name
8.10.Payment of Liabilities
8.11.Escrow and Lender Loss Reserve Accounts
8.12.Transfers of Acquired Assets, Assumed Contracts and Mortgage Loans.
8.13.Additional Obligations of Transferor/Advances.
8.14.Updated Mortgage Loan Schedule

ARTICLE IX COVENANTS OF ACQUIROR

9.01.Cooperation; Approvals
9.02.Notice and Cure
9.03.Use of Transferor’s Corporate Name
9.04.Completion of Transaction
9.05.Compliance with Lender Loss Reserve Accounts and Related Escrow Accounts

ARTICLE X TAX MATTERS

10.01.Filing Returns and Payment of Taxes
10.02.Tax Matters

ARTICLE XI CONDITIONS TO CLOSING

11.01.Conditions to Obligations of Each Party
11.02.Additional Conditions to Acquiror’s Performance
11.03.Additional Conditions to Transferor’s Performance

ARTICLE XII SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

12.01.Survival of Representations, Warranties, Covenants and Agreements

ARTICLE XIII TERMINATION

13.01.Termination
13.02.Effect of Termination

ARTICLE XIV INDEMNIFICATION

14.01.Indemnification.
14.02.Method of Asserting Claims
14.03.Indemnity Payments.
14.04.Subrogation
14.05.Exclusive Remedy

ARTICLE XV DEFINITIONS

15.01.Definitions.

ARTICLE XVI MISCELLANEOUS

16.01.Notices
16.02.Entire Agreement
16.03.Expenses
16.04.Public Announcements
16.05.Confidentiality
16.06.Further Assurances; Post-Closing Cooperation.
16.07.Waiver
16.08.Amendment
16.09.No Third Party Beneficiary
16.10.No Assignment; Binding Effect
16.11.Headings; Exhibits
16.12.Remedies
16.13.Waiver of Trial by Jury
16.14.Consent to Jurisdiction and Service of Process
16.15.Severability
16.16.Governing Law
16.17.Counterparts
16.18.Representation by Counsel

Exhibits

Exhibit 5.02(a)(i) Exhibit 5.02(a)(ii) Exhibit 5.02(a)(iii) Exhibit 5.02(a)(iv) Exhibit 5.02(a)(v) Exhibit 5.02(b)(vi) Exhibit 5.02(b)(vii) Exhibit 7.05(a) Exhibit 11.02(d)(1) and (2) Exhibit 11.03(c)	Bill of Sale, Assignment and Assumption Agreement
LLC Agreement
Transition Services Agreement
Non-Compete Agreement
Amendment and Termination Agreement
Non-Disparagement Agreement
Non-Compete Agreement of Williams and Filter
Acquiror Single-Member LLC Agreement
Forms of Opinions of Transferor’s Counsel
Form of Opinion of Acquiror’s Counsel

AMENDED AND RESTATED ACQUISITION AGREEMENT

This AMENDED AND RESTATED ACQUISITION AGREEMENT (this “Agreement”) dated as of February 3, 2009, is made and entered into by and between MMA MORTGAGE INVESTMENT CORPORATION, a Florida corporation (“Transferor”), and OAK GROVE COMMERCIAL MORTGAGE, LLC, a Delaware limited liability company (“Acquiror”). Capitalized terms used in this Agreement have the meaning given to such term in Article XV or elsewhere in this Agreement.

RECITALS

A. Transferor is in the business of the origination of, investment in and servicing of mortgage loans, both for the Transferor’s account and on behalf of Third Parties, and related activities (such business, as currently conducted by Transferor, is referred to herein as the “Business”).

B. Acquiror desires to purchase from Transferor, and Transferor desires to sell to Acquiror, 33.33% of the Acquired Assets, subject to the terms and conditions set forth herein.

C. Transferor desires that the Acquiror assume, and the Acquiror has agreed to assume, 33.33% of the Assumed Liabilities, subject to the terms and conditions set forth herein.

D. Transferor desires to contribute to the Acquiror, and the Acquiror desires to accept from the Transferor, 66.67% of the Acquired Assets and Assumed Liabilities of the Transferor, subject to the terms and conditions set forth herein.

E. As of December 18, 2008, (the “Original Signing Date”) Transferor and Acquiror entered into an Acquisition Agreement relating to the transactions described in the preceding Recitals (the “Original Acquisition Agreement”).

F. The parties have previously amended, and by this Agreement are further amending, the Original Acquisition Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND CONTRIBUTION

1.01. Purchased Acquired Assets. Except as otherwise provided herein, and subject to the terms and conditions set forth in this Agreement, Transferor agrees to sell, convey, assign, transfer and deliver to Acquiror, and Acquiror agrees to purchase from Transferor at the Closing, all of the right, title and interest in and to 33.33% of the Acquired Assets free and clear of all Liens other than Permitted Liens (the “Purchased Acquired Assets”).

1.02. Consideration. In consideration for the Purchased Acquired Assets, at the Closing:

(a) Acquiror shall pay to Transferor by wire transfer of immediately available funds (the “Cash Closing Payment”) an amount equal to (i) $23,500,000, minus (ii) the total amount of principal and accrued interest outstanding as of the Closing under the term promissory note (the “Term Note”) made by MMA Financial Holdings Incorporated (“Parent”) pursuant to the Term Loan Agreement, dated the date hereof, by and between Parent and Acquiror (the “Loan Agreement”) in the original principal amount of up to $15,000,000 pursuant to which an initial loan advance of $10,000,000 was made and a subsequent advance of $5,000,000 may be made, payable to the order of Acquiror, minus (iii) any amounts determined by the Closing Date to be due under Section 8.12 that have not been paid by Transferor, and

(b) Acquiror shall transfer and assign the Term Note to Transferor.

1.03. Contributed Assets. Except as otherwise provided herein, and subject to the terms and conditions set forth in this Agreement, Transferor agrees to contribute to Acquiror, and Acquiror agrees to accept from Transferor at the Closing, all of the right, title and interest in and to 66.67% of the Acquired Assets free and clear of all Liens other than Permitted Liens (the “Contributed Acquired Assets”). In exchange for the Contributed Acquired Assets, Acquiror shall issue to Transferor, and deliver to Transferor certificates representing:

(a) the number of Series A Preferred Units that has a Liquidation Preference equal to (i) Fifteen Million Dollars ($15,000,000) minus (ii) the amount of Indebtedness (other than the principal amount due under the Warehouse Line), if any, in excess of $15,000,000 that is part of the Assumed Liabilities, and

(b) the number of Series B Preferred Units that has a Liquidation Preference equal to (i) Fifteen Million Dollars ($15,000,000) minus (ii) the amount of Indebtedness (other than the principal amount due under the Warehouse Line), if any, up to $15,000,000 that is part of the Assumed Liabilities, and

(c) the number of Series C Preferred Units that has a Liquidation Preference equal to Seventeen Million Dollars ($17,000,000).

The Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units are defined in, and have the rights and preferences set forth in, the LLC Agreement. The Series A Preferred Units. Series B Preferred Units and Series C Preferred Units are referred to herein together as the “Preferred Units,” and collectively with the Cash Closing Payment and the Term Note, as the “Consideration”.

ARTICLE II
DESCRIPTION OF ACQUIRED ASSETS; EXCLUDED ASSETS

2.01. Acquired Assets. The assets, properties and rights to be conveyed to Acquiror shall be substantially all of the assets of the Business (other than the Excluded Assets), including all of the right, title and interest of Transferor, or of any of its Affiliates, in and to the following (the “Acquired Assets”):

(a) all cash or cash equivalents (including commercial paper) being held in or required to be held in reserve or restricted accounts to satisfy the lender loss reserve requirements related to restricted liquidity and operational liquidity of Fannie Mae (the “Lender Loss Reserve Accounts”);

(b) all cash or cash equivalents that are being held in or required to be held in segregated trust accounts to hold funds for principal and interest, taxes and insurance and other payments related to the Mortgage Loans or Servicing Agreements that are collected from or on behalf of an Investor, pursuant to the terms of the Mortgage Loans or Servicing Agreements, including the accounts set forth on Schedule 2.01(b) (the “Related Escrow Accounts”); and an amount of cash equal any Servicing Fees paid to, withheld or received by the Transferor prior to the Closing Date to the extent allocable to periods on or after the Closing Date (the parties hereto acknowledging that Servicing Fees are payable in advance); and an amount of cash equal to any application fees, good faith deposits, commitment fees or origination fees received by the Transferor prior to the Closing Date with respect to Mortgage Loans to be funded after the Closing Date that are included in the Acquired Assets in accordance with Section 2.01(g);

(c) all receivables or rights to payment related to Acquired Assets or Assumed Liabilities, other than the Advances and right to receive payment for Servicing Fees that are identified as Excluded Assets in Section 2.02(d);

(d) all loans and notes receivables, including any and all Mortgage Notes funded and held for sale by Transferor that have not been sold to the Agencies as of the Closing Date (and any Contracts and Mortgage Loan Documents related thereto), including those identified on Schedule 2.01(d), other than the loan receivables that are identified as Excluded Assets in Section 2.02(d) (the “Mortgage Loan Portfolio”);

(e) (i) all of Transferor’s Servicing Rights, and (ii) all rights to receive Servicing Fees allocable to periods on and after the Closing Date, with any Servicing Fees paid with regard to periods that begin before and end after the Closing Date being allocated between Transferor and Acquiror on the basis of the number of days in the period to which the fees relate that are before or after the Closing Date (with any sums that are paid to Transferor before the Closing Date but are allocable to periods on or after the Closing Date to be remitted by Transferor to Acquiror);

(f) all rights and benefits on or after the Closing Date under the servicing agreements, pooling and servicing agreements, subservicing agreements, master servicing agreements, interim servicing agreements and related agreements related to the Business, all Contracts (“Agency Contracts”) with the Federal Housing Administration (“FHA”), United States Department of Housing and Urban Development (“HUD”), Federal National Mortgage Association (“Fannie Mae”), Government National Mortgage Association (“GNMA”), and Federal Home Loan Mortgage Corporation (“Freddie Mac”) (FHA, HUD, Fannie Mae, GNMA and Freddie Mac being hereinafter collectively referred to as the “Agencies”)) providing for the origination, sale, assignment or transfer of Mortgage Loans to and/or insurance, guarantee or loss sharing of Mortgage Loans by the Agencies and/or servicing of such Mortgage Loans by Transferor, including those Agency Contracts and other Contracts set forth on Schedule 2.01(f) (the “Servicing Agreements” and together with the Transferor’s Servicing Rights and rights to receive Servicing Fees as set forth in Section 2.01(e), the “Servicing Portfolio”);

(g) any and all rights and benefits associated with any forward or unfunded commitments and any Mortgage Loans in the process of origination on the Closing Date, including any Mortgage Loan Documents related thereto, for which applications have been submitted or which are otherwise to be underwritten by Transferor, including those set forth on Schedule 2.01(g), which will be updated to reflect those forward and unfunded commitments and Mortgage Loans in process as of the Closing Date;

(h) all fixed assets, including office equipment, computers (including all equipment and devices, such as data processing hardware and related telecommunications equipment, media, and tools), furniture and fixtures, supplies and inventory, improvements and other equipment, machinery and tangible personal property, whether owned or leased, and Transferor’s rights under all related warranties, including the items listed on Schedule 2.01(h);

(i) all Transferor’s rights under the lease agreements (the “Office Leases”) pursuant to which Transferor occupies the leased real property located at 2177 Youngman Avenue, St. Paul, Minnesota 55116 and the office space located at 1705 W. Northwest Highway, Suite 145, Grapevine, Texas 76051 (the “Leased Offices”), provided, however, that if Tim Leonhard is not a Hired Business Employee, then the office space located at 1705 W. Northwest Highway, Suite 145, Grapevine, Texas 76051 shall be an Excluded Asset;

(j) all other Contracts related to the Business (in addition to the Servicing Agreements, Office Leases, and Software Contracts) that are listed on Schedule 2.01(j), including any lease agreements with respect to the fixed assets used in the Business, (such Contracts, together with the Contracts listed on Schedule 2.01(d), Servicing Agreements, Office Leases, and Software Contracts are referred to as the “Assumed Contracts”);

(k) all credits, prepaid expenses, deferred charges, security deposits, prepaid items and duties to the extent related to an Acquired Asset, an Assumed Liability or an Assumed Contract;

(l) to the extent transferable, all Licenses issued by the Agencies or any Governmental or Regulatory Authority necessary to operate the Business, including the Licenses set forth on Schedule 2.01(l);

(m) any and all rights of Transferor associated with the name “Glaser Financial Group” or any variations thereof that contain the name “Glaser”;

(n) all restrictions on competition and obligations regarding confidentiality imposed for the benefit of Transferor on Third Parties, including present and former Business Employees of Transferor, to the extent those restrictions and obligations can be assigned or otherwise transferred to Acquiror;

(o) all claims, credits, refunds, causes of action, and rights to damages, profits or set-off whatsoever, whether known or unknown, whether arising by way of counterclaim or otherwise, to the extent related to the Acquired Assets and arising or accruing from and after the Closing Date or to the extent related to the Assumed Liabilities or Assumed Contracts;

(p) to the extent transferable but subject to Section 8.12, all guaranties, warranties, indemnities and similar rights in favor of Transferors or any of their Affiliates to the extent related to any Servicing Agreement, any Acquired Asset, any Assumed Liability or any Assumed Contract;

(q) to the extent transferable but subject to Section 8.12, (i) all rights under insurance policies and insurance proceeds directly relating to Mortgage Loans identified in the Mortgage Loan Schedule, and (ii) all bank accounts, other accounts, safe deposit boxes, lock boxes and safes related to the Business that are the Lender Loss Reserve Accounts or Related Escrow Accounts or to which payments relating to any Mortgage Loans or other Acquired Assets purchased hereunder are directed to be made;

(r) all business information and originals or complete copies of all related Books and Records, Mortgage Files and related Mortgage Loan Documents, all lists and copies of underwriting files relating to forward or unfunded commitments, including those with any Agency, provided that Transferor may retain records that Transferor is required by Law to retain in its possession so long as Acquiror is provided with complete copies thereof;

(s) subject to Section 8.12, all transferable Contracts, agreements, licenses, and other commitments and arrangements with any Person respecting the ownership, license, acquisition, design, development, distribution, marketing, development, use, outsourcing or maintenance of computer program code, related technical or user documentation, and databases, in each case related to the Business, including the items which are listed on Schedule 2.01(s) as (i) licenses from third parties (development and/or marketing), (ii) licenses from third parties (internal use only), (iii) development contracts, work-for-hire agreements, information technology outsourcing agreements, and consulting and employment agreements, (iv) licenses and sublicenses to others, and (v) maintenance, support, or enhancement agreements (“Software Contracts”), and all technical and descriptive materials relating to the acquisition, design, development, use, or maintenance of computer code, program documentation, computer equipment and materials;

(t) all of the intangible rights and property of the Transferor, including all Transferor’s Intellectual Property rights, all telephone and facsimile numbers, all listings in all telephone books and directories, Transferor’s webpage and web address, and Transferor’s corporate name and logo (subject to the restrictions set forth in Section 8.09 and Section 9.03), including those listed on Schedule 2.01(t); and

(u) all goodwill in and related to the Business.

2.02. Excluded Assets. The Acquired Assets shall not include any of the following assets, properties and rights of Transferor, all of which shall be deemed retained by Transferor (the “Excluded Assets”):

(a) all cash and cash equivalents and marketable securities, other than those specified in Sections 2.01(a) and 2.01(b);

(b) the Letter of Credit Collateral (but subject to the obligation with regard to the Letter of Credit Collateral specified in Section 8.08);

(c) all minute books, stock records and corporate seals of Transferor;

(d) (i) the right to be reimbursed for any Advances made by the Transferor prior to the Closing Date, (ii) those loans receivables that are being held for investment rather than being held for sale to the Agencies, which are listed in Schedule 2.02(d)(ii), (iii) all Servicing Rights and all rights to receive Servicing Fees with respect to Mortgage Loans that have been foreclosed or have been assigned to special asset management, or its equivalent, of any Agency prior to the Closing Date, which are listed on Schedule 2.02(d)(iii), or are moved into that category between the date of this Agreement and the Closing Date, and (iv) all rights to receive Servicing Fees allocable to periods before the Closing Date, with any Servicing Fees paid with regard to periods that begin before and end after the Closing Date being allocated between Transferor and Acquiror on the basis of the number of days in the period in which the fees relate that are before or after the Closing Date (with any sums that are paid to Acquiror on or after the Closing Date but are allocable to periods before the Closing Date to be remitted by Acquiror to Transferor);

(e) other than those described in Section 2.01(q) and subject to Section 2.01(o), all insurance policies and rights thereunder, including all insurance proceeds that Transferors have a right to receive as of the Closing Date;

(f) originals or copies of all Books and Records existing as of the Closing Date that Transferor is required by Law to retain in its possession, or that Transferor reasonably determines it may need in connection with the preparation or audits of Tax Returns, the preparation of financial statements, the conduct of litigation or involvement in governmental investigations, or for other purposes related to the ongoing activities of Transferor or its Affiliates (so long as the use of such Books and Records does not violate any non-competition obligations of Transferor or its Affiliates), provided, that Acquiror is provided with the originals or complete copies thereof;

(g) all claims for and rights to refunds of Taxes that relate to periods ending prior to the Closing Date or the conduct of the Business prior to Closing Date;

(h) all rights in connection with, and assets of, Benefit Plans;

(i) all rights of Transferor under this Agreement and the Transaction Documents;

(j) all claims of Transferor against Third Parties relating to Retained Liabilities; and

(k) all of the Contracts, assets, rights and claims described in Schedule 2.02(k).

ARTICLE III
ASSUMPTION OF LIABILITIES

3.01. Assumed Liabilities. Subject to Section 3.02, at the Closing, Acquiror shall assume and agree to perform and discharge only the following Liabilities of Transferor and no others (the “Assumed Liabilities”):

(a) subject to acquiring the Bank’s consent, all Liabilities of Transferor for repayment of warehouse financing under the Amended and Restated Credit Agreement dated as of November 16, 2005 by and between MMA Mortgage Investment Corporation and U.S. Bank National Association, as amended by Amendments dated as of December 5, 2005, December 14, 2005, March 15, 2006, July 24, 2006, November 30, 2006, November 30, 2007, March 27, 2008, April 30, 2008 and November 14, 2008 (the “Warehouse Line”) relating to the Mortgage Loans funded and held for sale by Transferor that are set forth in Section 2.01(d) (the “Warehouse Loans”), and all interest and fees with regard to the Warehouse Line relating to periods or portions of periods beginning on or after the Closing Date (but not with regard to periods or portions of periods ending before the Closing Date). Transferor is aware that Acquiror may obtain its own credit facility for warehouse financing and use the proceeds of such new credit facility to pay the outstanding balance (other than interest and fees with regard to periods or portions of periods ending before the Closing Date) due and owing as of the Closing Date with respect to the funding of Warehouse Loans on the Warehouse Line;

(b) all Liabilities with respect to obligations to maintain, pay or otherwise distribute the escrow funds held in the Related Escrow Accounts on the Closing Date;

(c) all Liabilities arising out of or related to the Assumed Contracts, but only to the extent first arising and accruing on or after the Closing Date; and

(d) subject to Sections 14.01(a)(iii) and Section 14.03(b) below, the Losses incurred under the loss sharing arrangements with the Agencies set forth in the Agency Contracts or, if not set forth in an Agency Contract, the applicable guidelines of an Agency (including those loss sharing and reimbursement obligations under the Master Agreement, dated December 30, 2005, between Freddie Mac and Transferor, and the “Loss Sharing” sections under the Fannie Mae Multifamily/Delegated Underwriting and Servicing Guide), which are related to (i) Mortgage Loans that were sold by Transferor to the Agencies prior to the Closing Date and for which the Servicing Rights and rights to receive Servicing Fees with respect thereto are part of the Acquired Assets, or (ii) Mortgage Loans originated by Transferor prior to the Closing Date to be sold to the Agencies that are part of the Acquired Assets, but in each case only to the extent the obligations to incur such Losses first arise on or after the Closing Date (the “Servicing Portfolio Loss Sharing Costs”).

3.02. Retained Liabilities. The Assumed Liabilities shall specifically exclude any and all other Liabilities (the “Retained Liabilities”), including:

(a) all Liabilities in connection with, resulting from, or arising out of, directly or indirectly, the ownership, operation or control of the Acquired Assets or the Business prior to the Closing Date;

(b) all interest and fees accrued on the Warehouse Line with regard to periods, or portions of periods, ending before the Closing Date;

(c) all amounts payable by Transferor to an Affiliate of Transferor;

(d) all Liabilities (regardless of whether the Liability arises prior to, on or after the Closing Date) relating to (i) Benefit Plans, (ii) Business Employees who are not Hired Business Employees, or (iii) Hired Business Employees with regard to services performed before the Closing Date;

(e) all legal, accounting, brokerage, finders fees, if any, or other expenses of Transferor in connection with this Agreement or the consummation of the transactions contemplated hereby;

(f) any Liability (A) for any Taxes of Transferor or its Affiliates with respect to any taxable period, regardless of whether that taxable period ends before, on or after the Closing Date, or (B) for any Transfer Taxes resulting from or attributable to the consummation of the transactions contemplated by this Agreement other than those Transfer Taxes for which Acquiror is responsible in accordance with Section 10.01;

(g) any Liability, including the obligation to give notice, under the Worker Adjustment and Retraining Notification Act, if any, arising out of or resulting from layoffs of employees by Transferor prior to the Closing Date;

(h) all Liabilities in respect of the Excluded Assets; and

(i) all Liabilities set forth on Schedule 3.02(i).

ARTICLE IV
CONSIDERATION; ALLOCATION

4.01. Allocation of Consideration.

(a) 33.33% of the Consideration, plus any applicable Assumed Liabilities, shall be allocated among the Purchased Acquired Assets as set forth on a schedule agreed to by Acquiror and Transferor before the Closing (the “Allocation Schedule”).

(b) The Acquiror and Transferor shall (i) timely file with each relevant tax authority all forms and Tax Returns required to be filed in connection with the Allocation Schedule, (ii) be bound by the Allocation Schedule for purposes of determining Taxes, (iii) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns on a basis consistent with the Allocation Schedule, and (iv) not take any position, or cause or permit their respective Affiliates to take any position, inconsistent with the Allocation Schedule on any Tax Return, in any audit or proceeding before any Tax authority or in any report made for Tax, financial accounting or any other purposes or otherwise; provided, however, that notwithstanding anything in this Section 4.01 to the contrary, the parties shall be permitted to take a position inconsistent with the Allocation Schedule if required to do so as a result of any audit by any Tax authority by a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction.

ARTICLE V
CLOSING; CLOSING DELIVERIES

5.01. Closing. The consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Oppenheimer Wolff & Donnelly LLP, Plaza VII, 45 South Seventh Street, Suite 3300, Minneapolis, Minnesota 55402 on the third Business Day following the date on which all conditions to Closing set forth in Article XI have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), or at such other time and place as Acquiror and Transferor mutually agree (the date and time the Closing actually occurs is referred to herein as the “Closing Date”).

5.02. Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Transferor shall deliver to Acquiror:

(i) a bill of sale, contribution, assignment and assumption agreement by and between Transferor and Acquiror in substantially the form of Exhibit 5.02(a)(i) (the “Bill of Sale, Assignment and Assumption Agreement”), executed by Transferor;

(ii) an amended and restated limited liability company agreement by and among Acquiror, Mud Duck Equities LLC (“Mud Duck”) and Transferor in substantially the form of Exhibit 5.02(a)(ii) (the “LLC Agreement”), executed by Transferor;

(iii) a transition services agreement by and among Municipal Mortgage & Equity LLC (“MuniMae”), Parent, Transferor and Acquiror in substantially the form of Exhibit 5.02(a)(iii) (the “Transition Services Agreement”), executed by Transferor, Parent and MuniMae;

(iv) a non-competition, non-solicitation and non-disparagement agreement substantially in the form of Exhibit 5.02(a)(iv) in which Transferor, MuniMae and Parent each agrees that for five years after the Closing Date it will not, and it will cause its Affiliates not to, (A) compete directly or indirectly with the Business or Acquiror in originating or acquiring loans for sale to Agencies (provided that originating tax-exempt or taxable Mortgage Loans secured by mortgages on affordable housing developments which are to be sold to Agencies will not be deemed to be competing with the Business or the Acquiror to the extent that the entity that originates the Mortgage Loans does not sell them directly to the Agencies and grants Acquiror an option of first refusal to buy the loans from the entity for resale to Agencies), (B) solicit Acquiror’s employees, (C) attempt to cause or induce any borrower, client, customer, investor, supplier, licensee, licensor, franchisee, employee or consultant of Transferor to cease doing business with Acquiror or to deal with any competitor of Acquiror, or otherwise attempt to interfere with any such Person’s relationship with Acquiror, or (D) disparage Acquiror or any of Acquiror’s directors, officers, employees or agents (the “Non-Compete Agreement”);

(v) amendments to each of the Separation Agreements and Correspondent Agreements, dated January 31, 2007, of David Williams and Kevin Filter with MMA Financial, Inc., a Maryland corporation, in substantially the form of Exhibit 5.02(a)(v) (the “Amendment and Termination Agreement”), executed by Transferor, MuniMae and MMA Financial, Inc.;

(vi) an executed security agreement, dated as of the Closing Date, in a form to be agreed upon prior to the Closing, granting the Acquiror a security interest in the Letter of Credit Collateral as provided for in Section 8.08 (the “Security Agreement”), executed by Transferor;

(vii) the Recorded Assignments (subject to Transferor’s post-closing obligations set forth in Section 8.12(c));

(viii) evidence of the release of all Liens on Acquired Assets, other than Permitted Liens;

(ix) a certificate executed by the Secretary of Transferor certifying and attaching all requisite resolutions or actions of Transferor’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of Transferor executing this Agreement, the Transaction Documents to which Transferor is a party, and any other document relating to the transactions contemplated hereby;

(x) evidence that any bank accounts, other accounts, safe deposit boxes, lock boxes and safes related to the Business that are the Lender Loss Reserve Accounts or Related Escrow Accounts or to which payments relating to any Mortgage Loans or other Acquired Assets purchased hereunder are directed to be made have been transferred to the Acquiror (to the extent that the Acquiror requests that such accounts be transferred to the Acquiror), or, in the alternative, Transferor shall transfer the cash and cash equivalents in such accounts to new accounts established by Acquiror;

(xi) subject to Transferor’s post-closing obligations set forth in Section 8.02, the Books and Records included in the Acquired Assets; and

(xii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Acquiror, each in form and substance reasonably satisfactory to Acquiror and executed by Transferor, Parent and/or MuniMae, as applicable, including evidence that prior to the Closing good and transferable title to all Acquired Assets owned by an Affiliate of Transferor (including with respect to the Acquired Assets owned by MuniMae listed on Schedule 2.01(h)) has been duly and lawfully transferred by such Affiliate to Transferor free of any Liens.

(b) Acquiror shall deliver to Transferor:

(i) the Cash Closing Payment by wire transfer to an account specified by Transferor;

(ii) the Term Note and any necessary instruments of transfer;

(iii) certificates representing the Preferred Units;

(iv) the Bill of Sale, Assignment and Assumption Agreement, executed by Acquiror;

(v) the LLC Agreement, executed by Acquiror and Mud Duck;

(vi) an agreement, in the form of Exhibit 5.02(b)(vi), executed by Acquiror and Mud Duck, in which Acquiror and Mud Duck each agrees that for five years after the Closing Date it will not, and it will cause each of its Affiliates not to, disparage Transferor, Parent, MuniMae, any of Transferor’s Parent’s or MuniMae’s Affiliates or any of their respective shareholders, directors, officers, employees or agents (the “Non-Disparagement Agreement”);

(vii) fully executed copies of an agreement or agreements, in the form of Exhibit 5.02(b)(vii), between David Williams or Kevin Filter, on the one hand, and Acquiror on the other, under which David Williams and Kevin Filter agree that while there are any outstanding Preferred Units, neither of them, nor any of their Affiliates, will, other than through Acquiror, engage directly or indirectly in originating or acquiring Mortgage Loans for sale to Agencies or solicit or offer employment to any employees of Acquiror or any of its Subsidiaries (“Williams and Filter Non-Compete Agreement”);

(viii) the Transition Services Agreement, executed by Acquiror;

(ix) the Amendment and Termination Agreement, executed by David Williams and Kevin Filter;

(x) a certificate of good standing for Acquiror for the State of Delaware to be dated as of a date not more than five (5) Business Days prior to the Closing Date; and

(xi) a certificate executed by the Secretary of Acquiror certifying, as complete and accurate as of the Closing, and attaching copies of the certificate of formation, the LLC Agreement and other governing documents of Acquiror, certifying and attaching all requisite resolutions or actions of Acquiror’s board of directors and members approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of Acquiror executing this Agreement, the Transaction Documents to which Acquiror is a party, and any other document relating to the transactions contemplated hereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Subject to the specific exceptions disclosed in the disclosure schedules delivered by Transferor to Acquiror and dated as of the date hereof (the “Disclosure Schedule”), Transferor represents and warrants to Acquiror on the date hereof, and as of the Closing as though made at Closing, as follows below. Each item disclosed in the Disclosure Schedule as an exception to a given representation and warranty shall constitute an exception to the given representation and warranty and shall be deemed to be disclosed with respect to each section of the Disclosure Schedule that is specifically identified (by cross reference or otherwise) in the Disclosure Schedule as being qualified by such exception. Terms defined in this Agreement are used with the same meaning in the Disclosure Schedule.

6.01. Organization of Transferor. Transferor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Transferor is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Schedule 6.01. Transferor is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the Assets and Properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Transferor has prior to the execution of this Agreement delivered to Acquiror true and complete copies of the articles of incorporation and by-laws of Transferor as in effect on the date hereof. Except as set forth on Schedule 6.01, since July 1, 2005, Transferor has not had any Subsidiaries. Since July 1, 2005, none of the Subsidiaries of Transferor has had any operations or employed any persons. Without limiting the generality of the foregoing, none of the Subsidiaries of Transferor owns or has an interest in any of the assets used in the Business, has participated in the operations of the Business, or has any Liabilities for which the Acquiror could be held liable.

6.02. Authorization; Due Execution. The execution, delivery and performance of this Agreement and the other Transaction Documents by Transferor and the transfer of the Acquired Assets to Acquiror has been duly and validly authorized and approved by all necessary corporate action of Transferor and does not require the approval of any of the shareholders or members of MuniMae or Parent pursuant to statute, any of their governing documents or otherwise (other than Parent’s approval as shareholder of Transferor, which has been duly and validly obtained). This Agreement, and the other Transaction Documents to which Transferor is a party, have been duly and validly executed and delivered by Transferor and constitute the legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, recharacterization or other similar Laws affecting creditor’s rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

6.03. Title to and Condition of Assets. Transferor has good and transferable title to or a valid leasehold interest in or valid rights under Contract to use, as applicable, all of the Acquired Assets, free and clear of all Liens except for Permitted Liens. Notwithstanding anything to the contrary herein, no assets of Transferor are pledged to secure any obligations on the Synovus Line (as described in Schedule 5.3 to the Loan Agreement or the Fifth Third Bank Line (as described in Schedule 5.3 of the Loan Agreement), and the unpaid principal balance of the loans pledged by other parties to secure the Other Synovus Obligations (as described in Schedule 5.2 of the Loan Agreement) is, and will be at all times, at least equal the amount of such Other Synovus Obligations. The sale, transfer and assignment by Transferor to Acquiror of the Acquired Assets and the instruments required to be executed by Transferor and delivered to Acquiror pursuant to the Agency Contracts, Servicing Agreements, Mortgage Loan Documents, and all handbooks, manuals, guidelines and requirements applicable to Fannie Mae DUS lenders or sellers/servicers, GNMA lenders or sellers/services, FHA lenders or sellers/servicers, HUD lenders or sellers/servicers or Freddie Mac lenders or sellers/servicers, are, or will be on the Closing Date, valid and enforceable in accordance with their terms and will effectively vest in Acquiror good and transferable title to the Acquired Assets, free and clear of all Liens except for Permitted Liens. Transferor has full power, right and authority to sell, assign and convey to Acquiror good and transferable title to or a valid leasehold interest in the Acquired Assets, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 6.03, the Acquired Assets include all rights, assets and property used in, related to or necessary for the conduct of the Business as it has been operated since the Audited Financial Statement Date. Except as set forth on Schedule 6.03 and except for the Excluded Assets, no Affiliate of Transferor owns or has an interest in any asset used in the Business. All buildings, structures, facilities, fixtures, equipment and other items of tangible property and assets included in the Acquired Assets are in good working condition and repair, subject to normal wear and maintenance and are located such that they are not materially encroaching on the property or rights of any Person.

6.04. No Conflicts; Consents and Approvals. The execution and delivery by Transferor of this Agreement does not, and the execution and delivery by Transferor of the Transaction Documents to which it is a party, the performance by Transferor of its obligations under this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Transferor;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 6.04(b), conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Transferor or any of the Assumed Contracts; or

(c) except as disclosed in Schedule 6.04(c), (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Transferor to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Acquired Assets under, any Assumed Contract or License to which Transferor is a party or any agreement to which Parent is a party.

6.05. Governmental Approvals and Filings. Except as disclosed in Schedule 6.05, no consent, approval or action of, filing with or notice to any Agency or Governmental or Regulatory Authority on the part of Transferor is required in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

6.06. Financial Statements. Prior to the execution of this Agreement, Transferor has delivered to Acquiror true and complete copies of the following Financial Statements:

(a) the audited balance sheets of Transferor as of December 31, 2006 and 2007, and the related audited statements of earnings and comprehensive earnings, stockholders’ equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Ernst & Young and all letters from such accountants with respect to the results of such audits (the “Audited Financial Statements”); and

(b) the unaudited balance sheet and statements of earnings of Transferor as of and for the nine months ended September 30, 2008 (the “Unaudited Financial Statements”).

Except as set forth in the notes thereto or in Schedule 6.06, all such Financial Statements were prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of Transferor as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of such Unaudited Financial Statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect) and the absence of notes that, if presented, would not differ materially from those included in the Audited Financial Statements for the fiscal year ended December 31, 2007. Each of the balance sheets included in the Audited Financial Statements and Unaudited Financial Statements do not include any assets, other than the Excluded Assets, that are not of a type intended to constitute part of the Acquired Assets after giving effect to the transactions contemplated hereby.

6.07. Absence of Changes. Except for the execution and delivery of this Agreement and the transactions contemplated hereby, since the Audited Financial Statement Date, there has not been any event or development which, individually or together with other such events or developments, could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, except as disclosed in Schedule 6.07, since the Audited Financial Statement Date, Transferor has not (or there otherwise has not been):

(i) sold, assigned, licensed, pledged, mortgaged or transferred any of the assets, properties or rights included in the Acquired Assets or cancelled any debts or claims, other than in the ordinary course of business and consistent with past practice;

(ii) entered into any transaction or created any Liability other than in the ordinary course of business consistent with past practices, or entered into any transaction with any Affiliate of Transferor;

(iii) made any commitment for any capital expenditure (other than the origination or acquisition of Mortgage Loans in the ordinary course of business consistent with past practice) in excess of $100,000 individually or $500,000 in the aggregate;

(iv) (x) increased the salary, wages or other compensation of any officer or employee of Transferor whose total compensation is, or after giving effect to such change would be, $100,000 or more; (y) established or modified (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment Contract or other employee compensation arrangement; or (z) adopted, entered into, amended, modified or terminated (partial or complete) any Benefit Plan except to the extent required by applicable Law;

(v) incurred Indebtedness in an aggregate principal amount exceeding $250,000 in the aggregate, other than Indebtedness that will be Retained Liabilities or Indebtedness with respect to the funding of Warehouse Loans under its Warehouse Line which has been incurred in the ordinary course of business in accordance with past practices;

(vi) incurred any physical damage, destruction or other casualty loss not covered by insurance affecting any of the plant, real or personal property or equipment of Transferor in an aggregate amount exceeding or expected to exceed $250,000 in the aggregate;

(vii) acquired or disposed of, or incurred a Lien (other than a Permitted Lien) on, any Acquired Assets;

(viii) (x) amended the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Transferor, (y) reorganized, liquidated or dissolved or (z) entered into a Business Combination involving Transferor and any other Person;

(ix) commenced or terminated any line of business;

(x) entered into any transaction with any officer, director, or Affiliate of Transferor or any Associate of any such officer, director or Affiliate;

(xi) entered into any lease of real property;

(xii) received any notice by any of the Agencies of the termination of, or of an intent to terminate or discontinue, any business relationship or Agency Contract;

(xiii) suffered any departure by, or termination of, any key employees of Transferor, including any of the senior management employees of Transferor; or hired any additional senior management employees;

(xiv) made any material change in the accounting methods used by Transferor or made or changed any Tax election or settled any Tax claim or assessment related to the Business;

(xv) become aware of any change in Law, statute or regulation applicable to Transferor or affecting the Business or the Acquired Assets which would reasonably be expected to have a Material Adverse Effect; or

(xvi) entered into any agreement or understanding to do any of the foregoing.

6.08. Taxes.

(a) All Taxes owed by Transferor for any taxable period or portion thereof ending on or before the Closing Date, whether or not shown on any Tax Return, have been or will be paid by Transferor and all Tax Returns required to be filed on or before the Closing Date by or with respect to Transferor have been or will be filed within the time and in the manner prescribed by Law. All such Tax Returns are and will be, in all material respects, true, correct and complete and correctly and accurately reflect the amount of Tax liability for the period covered by such returns, except to the extent of items that may be disputed by applicable Tax authorities, but for which there is substantial authority to support the position taken by Transferor. No deficiency for any Taxes or claim for additional Taxes for which Acquiror could be held liable has been proposed, asserted or threatened to be asserted against the Transferor by any Tax authority, and Transferor knows of no basis for the assertion of a Tax deficiency against it for which Acquiror could be held liable. Transferor files Tax Returns in all jurisdictions where it is required to so file, and since July 1, 2005 no claim has been made in writing by any Tax authority in any other jurisdiction in which Transferor is engaged in the Business at the date of this Agreement that Transferor is or may be subject to taxation by that jurisdiction. Neither Transferor nor any of its predecessors has ever been a party to or bound by, nor does it have or has it ever had any obligation under any Tax sharing agreement, or similar contract or arrangement for which Acquiror could be held liable.

(b) There are no Liens or other encumbrances with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable. No issue relating to Transferor or involving any Taxes for which Transferor might be liable has been resolved in favor of any Tax authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes of Transferor or Acquiror for any other period.

(c) Transferor has made available to Acquiror true, complete and correct copies of all Tax Returns, audit reports, and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to the Business or Transferor (or, insofar as such items relate to Transferor, by or to any affiliated, consolidated, combined, or unitary group of which Transferor was then a member).

(d) Transferor has not been and is not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable Law or regulation relating to the payment, collection, or withholding of Taxes, or the remittance thereof, and all withholding and payroll Tax requirements required to be complied with by Transferor up to and including the Closing Date have been satisfied or will be satisfied.

(e) Transferor is not a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b).

6.09. Legal Proceedings. Except as disclosed in Schedule 6.09:

(a) there are no Actions or Proceedings pending or, to the Knowledge of Transferor, threatened against, Transferor or any of its Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or otherwise result in a material diminution of the benefits to Acquiror contemplated by this Agreement or any of the Transaction Documents, or (ii) if determined adversely to Transferor, could reasonably be expected to result in (x) any injunction or other equitable relief against Transferor that would interfere in any material respect with its business or operations or could otherwise be reasonably expected to have a Material Adverse Effect or (y) Losses by Transferor, individually or in the aggregate exceeding $25,000 for which Acquiror could be held liable; and

(b) there are no Orders outstanding against Transferor that will affect any of the Acquired Assets on or after the Closing Date or will affect Acquiror as operator of the Business.

Prior to the execution of this Agreement, Transferor has delivered to Acquiror all responses of counsel for Transferor to auditors’ requests for information delivered in connection with the Audited Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against Transferor.

6.10. Compliance With Laws and Orders. Except as disclosed in Schedule 6.10, Transferor is not, in any material respect, in violation of any applicable federal, state or local Law, statute, rule, regulation or ordinance or in receipt of any notice that asserts a current such violation. Since December 31, 2005, Transferor has not received any notice from any Governmental or Regulatory Authority that it is in violation of or in default under any Law or Order applicable to Transferor or any of the Acquired Assets, except violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Transferor nor, to the best of Transferor’s Knowledge, any director, officer, agent, employee or other Person associated with or acting on behalf of Transferor has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

6.11. Benefit Plans; ERISA.

(a) Schedule 6.11(a) contains a true and complete list of all Benefit Plans. Except as set forth on Schedule 6.11(a), Transferor has not scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by Business Employees under circumstances which make it reasonable to expect that such increases will be granted.

(b) Transferor has provided Acquiror with a copy of the current summary plan description and summary of material modifications of each Benefit Plan or, if a summary plan description is not required under ERISA for such plan, a summary of the benefits of such Benefit Plan.

(c) Transferor does not have any liability arising directly or indirectly in connection with any failure of Transferor or any ERISA Affiliate to comply with the Consolidated Omnibus Reconciliation Act of 1985, as amended, subject to the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) for which Acquiror could be held liable.

(d) Transferor does not have any Liability arising directly or indirectly to or with respect to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any defined benefit pension plan subject to Title IV of ERISA for which Acquiror could be held liable.

(e) Except as set forth on Schedule 6.11(e), no Benefit Plan will result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of Transferor (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein. Except as set forth on Schedule 6.11(e), Transferor does not maintain any Benefit Plan which provides severance or similar benefits to Business Employees or other service providers with respect to the Business.

(f) No Benefit Plan will be transferred to or assumed by Acquiror (or any Affiliate of Acquiror) and nothing has occurred or failed to occur with respect to any Benefit Plan which will result in any Liability to Acquiror or any Affiliate of Acquiror.

6.12. Real Property.

(a) Transferor does not own or lease any real property, other than the Leased Offices.

(b) Transferor has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the respective leases thereof. To the best of Transferor’s Knowledge, each lease referred to in paragraph (c) below is a legal, valid and binding agreement, enforceable against the lessor in accordance with its terms, and, except as set forth in Schedule 6.12(b), Transferor has not received notice of any default thereunder. Transferor does not owe any brokerage commissions with respect to any such leased space.

(c) Transferor has delivered to Acquiror prior to the execution of this Agreement true and complete copies of all leases (including any amendments and renewal letters) with respect to the Leased Offices.

6.13. Intellectual Property Rights. Schedule 6.13 lists all of the rights of Transferor in Intellectual Property (other than know-how) that: (i) is owned by, licensed to or otherwise controlled by Transferor; or (ii) is used in the conduct of the Business. Except as disclosed in Schedule 6.13, in shrink-wrap licenses, or in “click to accept” licenses, (i) there are no restrictions on such Intellectual Property that would prevent or impair the continued use of such Intellectual Property in connection with the Business upon the consummation of the transactions contemplated hereby, (ii) Transferor has delivered or made available to Acquiror prior to the execution of this Agreement all material documentation in Transferor’s possession with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, (iii) Transferor has not received any notice that it is in default under any license to use such Intellectual Property, and (iv) to the Knowledge of Transferor, such Intellectual Property is not being infringed by any other Person. Transferor is not infringing any Intellectual Property of any other Person.

6.14. Contracts.

(a) Schedule 6.14(a) (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Assumed Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Acquiror prior to, or will be delivered to Acquiror immediately following, the execution of this Agreement):

(i) all Assumed Contracts providing for a commitment of employment or consultation services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such an Assumed Contract and the expiration date of each such Assumed Contract, other than Assumed Contracts as to which the Acquiror will not be required to make payments after the Closing exceeding $25,000 as to any Assumed Contract or $250,000 as to all the excluded Assumed Contracts;

(ii) all Assumed Contracts with any Person containing any provision or covenant that will prohibit or limit the ability of Acquiror to engage in any business activity or compete with any Person or will prohibit or limit the ability of any Person to compete with Acquiror;

(iii) all partnership, joint venture, shareholders’ or other similar Assumed Contracts with any Person;

(iv) all Assumed Contracts relating to Indebtedness of Transferor in excess of $50,000;

(v) all collective bargaining or similar labor Assumed Contracts;

(vi) all Assumed Contracts that will (A) limit or contain restrictions on the ability of Acquiror to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination or (B) require Acquiror to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(vii) all Assumed Contracts between Transferor on the one hand and any of Transferor or Transferor’s Affiliates or any employees of Transferor on the other hand (other than Benefit Plans and employment contracts already disclosed in Schedule 6.14(a) and described in (i) above);

(viii) all other Assumed Contracts, other than Mortgage Notes or Mortgage Loan agreements acquired or entered into by Transferor in the ordinary course of business consistent with past practice or Agency Contracts, that (A) involve the payment or potential payment, pursuant to the terms of any such Assumed Contract, by or to Acquiror after the Closing of more than $25,000 and (B) cannot be terminated by Acquiror after the Closing within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to Acquiror; and

(ix) to the extent not otherwise covered by clauses (i) to (viii) above, and except for Assumed Contracts related to the actual assignment and sale of individual loans made by Transferor to Mortgagors in the ordinary course of business in accordance with past practices, all Agency Contracts, all Servicing Agreements and all other Assumed Contracts pursuant to which Transferor originates, sells or services Mortgage Loans.

(b) Except as to Assumed Contracts the termination of which, or the liability for breach of which would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate, each Assumed Contract required to be disclosed in Schedule 6.14(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against Transferor to the extent a party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, recharacterization or other similar Laws affecting creditor’s rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law); and except as disclosed in Schedule 6.14(b), (i) Transferor is not in violation or breach of or default under any such Assumed Contract (and with notice or lapse of time or both, would not be in violation or breach of or default under any such Assumed Contract), (ii) Transferor has not received notice that any other party to an Assumed Contract claims that such Assumed Contract is not its legal, valid and binding obligation or is unenforceable against such other party or that Transferor is in default under such Assumed Contract, and (iii) other than the Assumed Contracts, there are no other Contracts to which Transferor is a party or by which any of its Assets and Properties is bound.

6.15. Licenses. Schedule 6.15 contains a true and complete list of all Licenses of Transferor used in or required to operate the Business, including all state Licenses required to enable Transferor to lend and/or service/sell Mortgage Loans. Prior to the execution of this Agreement, Transferor has delivered to Acquiror true and complete copies of all such Licenses. Except as disclosed in Schedule 6.15:

(i) each License listed in Schedule 6.15 is valid and in full force and effect;

(ii) Transferor holds all Licenses necessary or desirable to the conduct of the Business; and

(iii) Transferor is not, and has not received any notice that it is, in default under any such License to an extent or in a manner which could reasonably be expected to result in the termination thereof.

6.16. Insurance.

(a) Schedule 6.16 contains a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of Transferor. The insurance coverage provided by such policies will not terminate or lapse prior to the Closing Date by reason of the transactions contemplated by this Agreement.

(b) To the best of Transferor’s Knowledge, all mortgaged properties are currently insured against loss by fire, hazards or extended coverage insurance policies in accordance with all applicable requirements under the Agency Contracts, Servicing Agreements, Mortgage Loan Documents, Laws, Orders, all handbooks, manuals, guidelines and requirements applicable to Fannie Mae DUS lenders or sellers/servicers, GNMA lenders or sellers/services, FHA lenders or sellers/servicers, HUD lenders or sellers/servicers or Freddie Mac lenders or sellers/servicers, and the reasonable and customary mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction in which the related mortgage properties are located and in an amount at least equal to the outstanding principal balance of the applicable Mortgage Loans or, where applicable, carry a sufficient amount of guaranteed replacement cost coverage unless prohibited by applicable state law. To the best of Transferor’s Knowledge, all such insurance policies are in full force and effect, and all premiums with respect to such policies have been paid. Transferor has complied with all of its obligations under the Agency Contracts and Agency guidelines relating to the maintenance of the above-described insurance.

6.17. Employees; Labor Relations.

(a) Schedule 6.17(a) contains a list of the name of each officer and employee of Transferor at the date hereof, together with each such person’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date (each a “Business Employee”).

(b) (i) Transferor is not subject to any collective bargaining agreements or any Contracts, decrees or orders requiring Transferor to recognize, deal with or employ any persons organized as a collective bargaining unit or other form of organized labor and there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of Transferor; and (ii) Transferor has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and Transferor is not liable for any material arrears of wages of any Taxes or penalties for failure to comply with any such Law, and, except as set forth in Schedule 6.17(b), no unfair labor practice complaint, sex or age discrimination claim, or claim under the Americans with Disabilities Act is pending against Transferor before the National Labor Relations Board or any other Governmental or Regulatory Authority. There never has been any work stoppage or strike by employees of Transferor. Since December 31, 2005, Transferor has not received any notice of noncompliance with applicable Laws relating to the employment of labor, including those relating to wages, hours and collective bargaining.

(c) Except for Business Employees who are parties to employment Contracts listed on Schedule 6.14(a), all Business Employees are “at-will” employees.

6.18. Substantial Business Relationships.

(a) Schedule 6.18(a) lists all Persons for whose benefit or at whose request Transferor has made loans which are owned by Transferor and are outstanding, which in the aggregate exceed $500,000. Except as disclosed in Schedule 6.18(a), to the best of Transferor’s Knowledge, no such Person is threatened with bankruptcy or insolvency.

(b) Transferor has serviced the Mortgage Loans and otherwise has been in compliance in all material respects with all Agency Contracts, Servicing Agreements and all handbooks, manuals, guidelines and requirements applicable to Fannie Mae DUS lenders or sellers/servicers, GNMA lenders or sellers/services, FHA lenders or sellers/servicers, HUD lenders or sellers/servicers or Freddie Mac lenders or sellers/servicers. Other than the Agency Contracts identified on Schedule 2.01(f) or Schedule 6.18(b), there are no side letters or other agreements setting forth requirements, contractual obligations, conditions or other provisions regarding the relationship between the Agencies and the Transferor (other than the Agencies’ published handbooks, guidelines, manuals and requirements).

(c) Except as identified on Schedule 6.18(c), Transferor has not received any notice from Fannie Mae of any default or deficiency in Transferor’s performance as a DUS lender or Fannie Mae approved seller/servicer and none of GNMA, FHA, HUD or Freddie Mac has provided Transferor with notice of any default or deficiency in Transferor’s performance as a lender or seller/servicer. Transferor is in full compliance with each net worth, reserve, liquidity and other financial conditions required by any of the Agencies.

6.19. No Powers of Attorney. Except as set forth in Schedule 6.19, Transferor does not have any powers of attorney or comparable delegations of authority outstanding.

6.20. Defaults. Except as set forth on Schedule 6.20, Transferor is not in default or violation (and with notice or lapse of time or both would not be in default or violation) in respect of any Mortgage Loans made to Mortgagors in the ordinary course of business.

6.21. Brokers. Other than with respect to Lazard Freres & Co. LLC (any fees of which shall be paid by Transferor), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Transferor directly with Acquiror without the intervention of any Person on behalf of Transferor in such manner as to give rise to any valid claim by any Person against Acquiror or Transferor for a finder’s fee, brokerage commission or similar payment.

6.22. Status of Outstanding Loans.

(a) Schedule 6.22(a) is a complete and accurate list of all Mortgage Loans that are part of the Acquired Assets, the Mortgage Loan Portfolio and the Servicing Portfolio reflecting the following information, as of the date of this Agreement, and as to be updated as of the Closing Date, with respect to each Mortgage Loan: the (i) name of the beneficial owner of the Mortgage Loan (the “Investor”), (ii) loan number, (iii) Mortgagor’s name, (iv) address of mortgaged property, (v) current principal balance, (vi) interest rate provided in the Mortgage Note, (vii) whether it has a fixed or adjustable interest rate, (viii) next date on which the mortgage payment is due, (ix) tax and interest reserve balance, (x) replacement reserve balance, (xi) other balance and description, (xii) monthly principal and interest payment, (xiii) monthly tax and interest payments, (xiv) monthly replacement reserve, (xv) monthly other payment and description, (xvi) Advances outstanding, (xvii) Servicing Fee, (xviii) watchlist or similar classification, (xix) 12/31/07 debt service coverage ratio and (xx) most recent debt service coverage ratio, if available (the “Mortgage Loan Schedule”). Except as set forth in Schedule 6.22(a), (A) each Mortgage Loan on the Mortgage Loan Schedule is in full force and effect, is not in default and, if it has been sold to or insured or guaranteed by, or is expected to be sold to or insured or guaranteed by an Agency, complies with all applicable requirements of that Agency, and (B) the full original principal amount of each such Mortgage Loan has been fully advanced or disbursed to the applicable borrower, there is no requirement for future advances and any and all requirements as to use of escrow funds that have been disbursed for completion of on-site or off-site improvements have been complied with in all material respects. All costs, fees and expenses, mortgage registration and other Taxes and personal property and intangible Taxes incurred in making, closing or recording each such Mortgage Loan that were required to be paid were paid. There will be no obligation on the part of Acquiror, or of any other party, to make supplemental payments in addition to those made by the Mortgagor, except to the extent those payments are not required to be made until after the Closing Date or are to be made out of escrow funds that are included in the Acquired Assets. The Mortgage File contains each of the documents and instruments specified to be included therein and all documents evidencing and securing each Mortgage Loan and required to be maintained by the requirements of the Investors, duly executed and in due and proper form. Each such document or instrument is genuine and the information contained therein is true, accurate and complete in all material respects.

(b) Schedule 6.22(b) is a complete and accurate list (by category), as of the date of this Agreement, to be updated as of a date not more than five Business Days before the Closing Date, of all outstanding unfunded forward commitments and commitments for construction Mortgage Loans that are part of the Acquired Assets and indicates in each case the party from whom Transferor expected to obtain the funds for such Mortgage Loan commitment.

(c) Schedule 6.22(c) is a complete and accurate list (by category), as of the date of this Agreement, to be updated as of a date not more than five Business Days before the Closing Date, of all Mortgage Loans as to which Transferor has received applications but not yet made loan commitments, forward commitments, unfunded commitments and commitments for permanent Mortgage Loans (whether relating to loans to be made by Transferor on its own behalf or on behalf of another party) and indicates in each case the proposed permanent lender and the intended disposition of such loan (e.g., sale to Fannie Mae, etc.).

(d) Schedule 6.22(d) is a complete and accurate list, as of the date of this Agreement, to be updated as of a date not more than five Business Days before the Closing Date, of all Mortgage Loans originated or serviced by Transferor which are identified as a non-performing, “watch list” or other similarly classified loans, or upon which any delinquency advances or servicing advances have been made, and includes a description of: (i) Investor, (ii) Mortgagor name, (iii) address of mortgaged property, (iv) current principal balance, (v) interest rate, (vi) whether it is fixed or adjustable, (vii) date the next payment is due, (viii) taxes and interest balance, (ix) replacement reserve balance, (x) other balance and description, (xi) monthly principal and interest payment, (xii) monthly taxes and interest payment, (xiii) monthly replacement reserve payment, (xiv) monthly other payment and description, (xv) Advances outstanding, (xvi) Servicing Fee, (xvii) watchlist or similar classification, (xviii) watchlist level or similar classification, (xix) 12/31/07 debt service coverage ratio, (xx) most recent debt service coverage ratio, if available, and (xxi) comments made by Transferor in relation to the Mortgage Loans, and includes a description of whether or not the non performance has been reported to any Agency and a narrative of the issues and action plan for each such Mortgage Loan, including a description of any communications or discussions with any Agency concerning such Mortgage Loan.

(e) Schedule 6.22(e) is a complete and accurate list, as of the date of this Agreement, to be updated as of a date not more than five Business Days before the Closing Date, of all permanent Mortgage Loans owned or serviced by Transferor for which the underlying Mortgagor or project has a debt service coverage ratio of less than 1.10 to 1.0, based upon the most recent financial reporting provided to Transferor.

(f) Schedule 6.22(f) is a complete and accurate list, as of the date of this Agreement and as will be updated as of a date not more than five Business Days before the Closing Date, of all Mortgage Loans owned or serviced by Transferor for which, in Transferor’s reasonable and good faith judgment, based on information currently available to Transferor, Transferor may be required to make delinquency or servicing advances, including tax advances, during the next 12 months, or as to which, in Transferor’s reasonable and good faith opinion, the borrower is reasonably likely to be unable to meet scheduled debt service requirements during such period.

(g) Schedule 6.22(g) is a complete and accurate list, as of the date of this Agreement, to be updated as of a date not more than five Business Days before the Closing Date, of all construction Mortgage Loans owned or serviced by Transferor as to which Transferor believes, in its reasonable and good faith judgment (i) that the remaining loan proceeds will not be sufficient to complete the construction of the project free and clear of all Liens, or (ii) that will have inadequate reserves to cover interest, taxes and insurance until conversion or stabilization.

(h) Schedule 6.22(h) is a complete and accurate list, as of the date of this Agreement, to be updated as of a date not more than five Business Days before the Closing Date, of all construction Mortgage Loans where the project is currently encumbered by mechanics, materialmens or other similar Liens, including identification of each construction Mortgage Loans where the borrower has not provided a bond or other collateral in an amount equal to at least 100% of the aggregate amount of all such Liens.

(i) Except as disclosed in Schedule 6.22(i), Transferor received a lender’s policy of title insurance in favor of Transferor in connection with all Mortgage Loans made by Transferor and secured by real property, in an amount not less than the loan amount.

(j) Transferor has delivered to the Acquiror the Transferor’s asset management tape and MIAC tape setting forth all the Mortgage Loans that are part of the Acquired Assets, the Mortgage Loan Portfolio and the Servicing Portfolio as of the date of this Agreement.

6.23. No Undisclosed Liabilities; Certain Other Liabilities.

(a) Except as reflected or reserved against in the balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements or as disclosed in Schedule 6.23, there are no Liabilities or contingent liabilities (including guarantees) which in any case constitute Assumed Liabilities, against, relating to or affecting Transferor or any of its Assets and Properties, other than Liabilities which were or are incurred in the ordinary course of business consistent with past practice and which cannot reasonably be expected to be material to the financial condition of Acquiror after the Closing.

(b) Transferor has no obligation or liability under the Synovus Line (as described in Schedule 5.3 to the Loan Agreement) or the Fifth Third Bank Line ( as described in Schedule 5.3 to the Loan Agreement), except for obligations with respect to letters of credit outstanding under the L.O.C. Facility (as defined under the Synovus Line) that have been issued by the Lender under the Synovus Line for the account of the Transferor.

6.24. Affiliate Transactions. Except as disclosed in Schedule 6.24, (i) there are no (a) Liabilities of Transferor owed to any of Transferor’s Affiliates, or (b) Liabilities of any of Transferor’s Affiliates owed to Transferor, and (ii) Transferor has not, directly or indirectly, extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of Transferor, or to or for any family member or affiliate of any director or executive officer of Transferor, in each of the cases described in (i) or (ii) above that constitute Acquired Assets or Assumed Liabilities.

6.25. Books and Records. The Books and Records of Transferor are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. All Books and Records of Transferor which have been delivered or otherwise made available to Acquiror are true, complete and accurate copies of Transferor’s records.

6.26. Environmental Matters. Except as shown on Schedule 6.26, to the best of Transferor’s Knowledge, no property with respect to which Transferor has made a loan is in material violation of any Environmental Law. Except as shown on Schedule 6.26, Transferor has obtained a Phase I Environmental Assessment for each property with respect to which it has made a loan.

6.27. Lender Loss Reserve and Escrow Accounts and Letter of Credit. The Lender Loss Reserve Accounts are in compliance with the requirements of Fannie Mae’s operational and restricted liquidity requirements and have, and will have as of the Closing Date, an aggregate balance equal to the amount necessary to comply with such requirements, and are and will be in a form necessary to comply with such requirements. The Related Escrow Accounts are in compliance with the requirements of all Agency Contracts, Servicing Agreements and all handbooks, manuals, guidelines and requirements applicable to Fannie Mae DUS lenders or sellers/servicers, GNMA lenders or sellers/services, FHA lenders or sellers/servicers, HUD lenders or sellers/servicers or Freddie Mac lenders or sellers/servicers. The Letter of Credit and the Letter of Credit Collateral are in compliance with the reserve requirements under the Freddie Mac loss sharing program and the Letter of Credit Collateral is adequate to satisfy such requirements.

6.28. Solvency. Transferor is not and, immediately prior to and following the transfer of the Acquired Assets to Acquiror will not be, insolvent, as determined under any applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws of any applicable jurisdiction. Immediately after giving effect to the consummation of the transactions contemplated hereby: (a) Transferor will be able to pay its Liabilities as they become due in the ordinary course of business; (b) Transferor will not have unreasonably small capital with which to conduct its present or proposed business; (c) Transferor will have assets (calculated at fair market value) that exceed its Liabilities; and (d) taking into account all pending and threatened litigation, final judgments against Transferor in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Transferor will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Transferor. The cash available to Transferor, after taking into account all other anticipated uses of the cash, will be sufficient to pay all Transferor’s debts and judgments when they are required to be paid in accordance with their terms.

6.29. Accuracy of Information. No representation or warranty by the Transferor in this Agreement, and no statement by Transferor, Parent or MuniMae in any Transaction Document or other document, certificate or other writing furnished or to be furnished by or on behalf of Transferor, Parent or MuniMae at the Closing hereunder contains or will contain any untrue statement of material fact or omits to state or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading as of the date of this Agreement or the date furnished, as the case may be, and all of the foregoing accurately, completely and correctly present or will present the information required or purported to be set forth herein or therein. There is no material fact or circumstance as of the date hereof which has not been disclosed in writing to Acquiror of which Transferor, Parent or MuniMae has Knowledge which could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Transferor as follows:

7.01. Organization. Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has full limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and to conduct the Business after the Closing. Subject to Transferor’s obligations set forth in Section 8.12(e), Acquiror is, or will be as soon as practicable after the Closing, duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or any of the Transaction Documents to which it is a party, on the ability of Acquiror to perform its obligations hereunder or thereunder or the financial condition or prospects of Acquiror after the Closing.

7.02. Authority. The execution and delivery by Acquiror of this Agreement and the Transaction Documents to which it is a party, and the performance by Acquiror of its obligations hereunder and thereunder, have been duly and validly authorized by the members and the board of managers of Acquiror and no other limited liability company action on the part of Acquiror is necessary. This Agreement has been duly and validly executed and delivered by Acquiror and constitutes, and upon the execution and delivery by Acquiror of the Transaction Documents to which it is a party, such Transaction Documents will constitute, legal, valid and binding obligations of Acquiror enforceable against Acquiror in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, recharacterization or other similar Laws affecting creditor’s rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at Law).

7.03. No Conflicts. The execution and delivery by Acquiror of this Agreement do not, and the execution and delivery by Acquiror of the Transaction Documents to which it is a party, the performance by Acquiror of its obligations under this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation, the limited liability company agreement as currently in effect or as expected to be in effect on the Closing Date or other governing documents of Acquiror;

(b) subject to obtaining the consents, approvals and actions required by the Agencies and making the filings and giving the notices required under the HSR Act, if any, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Acquiror or any of its Assets and Properties; or

(c) except for the filing and processes required under the HSR Act, if any, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Acquiror to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Acquiror or any of its Assets and Properties under, any Contract or License (other than an Assumed Contract, a License that is part of the Acquired Assets or the Letter of Credit or any other Contract or License that is being sold or contributed by Transferor to Acquiror or by which the Acquired Assets are encumbered or bound when they are transferred by Transferor to Acquiror) to which Acquiror is, or after the Closing will be, a party or, by which any of its current Assets and Properties are, or the Assets and Properties it will own after the Closing will be, bound.

7.04. Governmental Approvals and Filings. Except for the filing and processes required under the HSR Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Acquiror is required in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

7.05. LLC Agreement and Capitalization.

(a) At the date of this Agreement, the limited liability company agreement of Acquiror is in the form of Exhibit 7.05(a) and the only member of Acquiror is Mud Duck, which holds 100% of the membership interests in Acquiror.

(b) Immediately following the Closing, (i) the LLC Agreement will be in the form of Exhibit 5.02(a)(ii), (ii) the only authorized membership interests in Acquiror will be 250,000 Common Units, 15,000 Series A Preferred Units, 15,000 Series B Preferred Units, 17,000 Series C Units and 41,750 Undesignated Preferred Units, (iii) the only outstanding Units will be 23,500 Common Units, at least 65% of which will be owned by Mud Duck, and the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units that are issued to Transferor at the Closing, and (iv) Acquiror will not have issued any options, warrants, or other rights or any other convertible or exchangeable securities, and will not be a party to any other agreements, that currently or upon the payment of money, the passage of time or the occurrence of any other event, will entitle any Person to acquire any ownership interest in Acquiror.

(c) When Acquiror issues Series A Preferred Units, Series B Preferred Units and Series C Preferred Units to Transferor at the Closing, (i) those Preferred Units will be duly authorized, validly issued, fully paid and non-assessable, will represent valid equity interests in Acquiror, and will entitle their holders to all the rights and preferences of Series A Preferred Units, Series B Preferred Units and Series C Preferred Units specified in the LLC Agreement, and (ii) Transferor will own those Series A Preferred Units, Series B Preferred Units and Series C Preferred Units free and clear of any Liens or claims of other persons (other than the Series B/C Setoff Rights).

7.06. Activities of Acquiror. Acquiror was formed for the purpose of entering into the transactions that are the subject of this Agreement, and at the date of this Agreement, Acquiror has never engaged in any activities other than activities related to its execution of this Agreement. At the date of this Agreement, Acquiror’s only assets are $1,000 and an agreement to fund the loan to Parent pursuant to, and at the times stated in, the Loan Agreement in the original principal amount of up to $15,000,000, contributed by Mud Duck to acquire 100% of the membership interests and Acquiror has no Liabilities. At the Closing Date, before the Closing, the only assets of Acquiror will be: (a) the Term Note and (b) an amount of cash equal to the Cash Closing Payment, both of which will have been contributed by Mud Duck, or other members holding no more than one-third of the Common Units, in exchange for Common Units, and Acquiror will not have any Liabilities.

7.07. Compliance with Agency Requirements. On the Closing Date, the assets and financial condition of Acquiror will be adequate to cause Acquiror to be in compliance in all material respects with all net worth, reserve, liquidity and other financial conditions required by any of the Agencies under any of the Agency Contracts that will be Assumed Liabilities or under any Agency guidelines that will be applicable to the Business after the Closing.

7.08. Access to Funds. Mud Duck has, or has enforceable agreements under which it can obtain, and Mud Duck has entered into a legally binding and enforceable agreement to contribute to Acquiror prior to the Closing, all the funds necessary to enable Acquiror to pay the Cash Closing Payment to Transferor at the Closing.

7.09. Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Acquiror, threatened against, relating to or affecting Acquiror or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or could reasonably be expected to have a material adverse effect upon the financial condition or operations of Acquiror or the Business.

7.10. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Acquiror directly with Transferor without the intervention of any Person on behalf of Acquiror in such manner as to give rise to any valid claim by any Person against Transferor or Transferor for a finder’s fee, brokerage commission or similar payment.

7.11. Accuracy of Information. No representation or warranty by the Acquiror in this Agreement, and no statement by Acquiror or Mud Duck in any Transaction Document or other document, certificate or other writing furnished or to be furnished by or on behalf of Acquiror or Mud Duck at the Closing hereunder contains or will contain any untrue statement of material fact or omits to state or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading as of the date of this Agreement or the date furnished, as the case may be, and all of the foregoing accurately, completely and correctly present or will present the information required or purported to be set forth herein or therein. There is no material fact or circumstance as of the date hereof which has not been disclosed in writing to Transferor of which Acquiror or Mud Duck has Knowledge which could reasonably be expected to result in a material adverse effect upon the financial condition or operations of the Business.

ARTICLE VIII
COVENANTS

Transferor covenants and agrees with Acquiror that, at all times from and after the date hereof, for the period specified herein or, if no period is specified herein, indefinitely, Transferor will comply with all covenants and provisions of this Article VIII, except to the extent Acquiror may otherwise give its prior consent in writing.

8.01. Cooperation; Approvals. From and after the date of this Agreement until the Closing or the date on which this Agreement terminates, Transferor will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Acquiror in doing, all things necessary, proper or advisable to timely cause the conditions in Article XI to be satisfied and to consummate and make effective the transactions contemplated by this Agreement, as promptly as practicable, including (a) using commercially reasonable efforts to obtain as promptly as practicable all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities, the Agencies or any other Person, including U.S. Bank National Association (the “Bank”), as lender under the Warehouse Line, required with regard to the transactions contemplated hereby, including those described in Schedules 6.04 or 6.05; (b) providing such other information and communications to such Governmental or Regulatory Authorities, Agencies or other Persons as such Governmental or Regulatory Authorities, Agencies or other Persons may reasonably request; and (c) cooperating with Acquiror as promptly as practicable in Acquiror’s efforts to obtain all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities, Agencies or other Persons required of Acquiror to consummate the transactions contemplated hereby. Transferor will provide prompt notification to Acquiror when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Acquiror of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority, Agency or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents. Transferor shall be responsible and agrees to pay for all costs, fees and expenses related to obtaining all consents, approvals or actions of the Agencies and the Bank, other than costs incurred by Acquiror in fulfilling its obligations under Article IX, and hereby authorizes the Acquiror and its employees, counsel, accountants and other authorized representatives and agents to contact and conduct discussions with the Agencies and the Bank, and any other persons or entities Acquiror deems appropriate (collectively, the “Authorized Third Parties”) concerning the transactions contemplated hereby and any consents or approvals from the Agencies, the Bank or such other Authorized Third Parties that are necessary or are reasonably deemed advisable by the Acquiror. Notwithstanding anything herein to the contrary, all conditions to the consents, approvals or actions required by the Agencies, the Bank or the Authorized Third Parties, to consummate the transactions contemplated hereby shall be subject to the Acquiror’s approval, which it may grant or withhold to the extent Acquiror reasonably determines any such condition could not have reasonably been anticipated, is unduly burdensome or is not commercially reasonable.

8.02. Books and Records. At Closing or immediately thereafter, Transferor will deliver to Acquiror all of the Books and Records and any applicable tax basis information for the Acquired Assets, and if at any time after the Closing Transferor discovers in its possession or under its control any other Books and Records, it will forthwith deliver such Books and Records to Acquiror.

8.03. Notice and Cure. From and after the date of this Agreement until the Closing, Transferor will notify Acquiror promptly in writing of, and contemporaneously will provide Acquiror with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Transferor under this Agreement to be breached, that renders or will render untrue any representation or warranty of Transferor contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance or would cause any condition set forth in Article XI to fail to be satisfied as of the Closing. Notice given pursuant to this Section 8.03 that relates to facts existing or circumstances occurring prior to the date of this Agreement shall not cure or otherwise have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein nor shall such notice in any way limit Acquiror’s right to seek indemnity under Article XIV. Notice given pursuant to this Section 8.03 with respect to matters first occurring after the date of this Agreement shall not cure or otherwise have any effect on any representations, warranties, covenants, or agreements for purposes of determining whether the conditions of Section 11.02(c) have been satisfied or whether Acquiror has the right to terminate this Agreement pursuant to Section 13.01, but shall cure the related breach of any representation or warranty for all other purposes under this Agreement.

8.04. Due Diligence and Continued Access. Between the date of this Agreement and the Closing Date, Transferor will afford Acquiror and its advisors access, during normal business hours (or other mutually agreed upon times), to the personnel, Assets and Properties, Contracts, Books and Records, Mortgage Files, Mortgage Loan Documents and other documents and data of Transferor, and, to the extent Transferor in the exercise of commercially reasonable efforts can arrange it, certain Third Parties that contract with the Business as the Acquiror may request. Without limiting the generality of the foregoing, Transferor shall provide copies of any documents containing information regarding the Business, Assets and Properties, Contracts, Books and Records, Mortgage Files and Mortgage Loan Documents of Transferor as Acquiror may request, including updated copies of the Transferor’s asset management tape and MIAC tape reflecting all of the Mortgage Loans that are part of the Acquired Assets or the Servicing Portfolio and any actions plan write-ups for Mortgage Loans listed in Schedule 6.22(d), as requested by the Acquiror from time to time; provided that, Acquiror agrees that information obtained by way of such access after the Due Diligence Date can not be asserted as a basis to terminate this Agreement under Section 13.01(b), although such information may, if applicable, be asserted as a basis for termination for any other reason under Article XIII hereof. The Transferor will deliver a complete and accurate copy of the Transferor’s asset management tape and MIAC tape reflecting all of the Mortgage Loans that are part of the Acquired Assets or the Servicing Portfolio as of the Closing Date.

8.05. Operation of the Business Prior to Closing. Between the date of this Agreement and the Closing Date, Transferor will (a) conduct the Business in the ordinary course of business (subject to the availability of funds under the Warehouse Line, which is currently available), and preserve the Business and Transferor’s Assets and Properties, in each case, in substantially the same manner as heretofore conducted or preserved consistent with past practice, (b) use its best efforts to preserve intact the current business organization of Transferor, keep available the services of the current officers and employees of Transferor, and maintain the contractual relations and goodwill of Transferor with the Agencies, Mortgagors, landlords, creditors and others having business relationships with Transferor, (c) not cause or permit any amendment, supplement, waiver or modification to or of its articles of incorporation or bylaws or create any Subsidiaries; (d) not declare, set aside, make or pay dividends or other distributions on or in respect of, or redeem or repurchase, directly or indirectly, any shares of capital stock of Transferor, unless it is permitted under Section 6 of the Pledge Agreement, dated the date of this Agreement, between MMA Financial Holdings, Inc. and Mud Duck, or issue or sell any shares of capital stock of Transferor, or any securities convertible or exchangeable for any such shares, except to Parent or MuniMae; (e) not take, and cause the Parent to not take, any action or knowingly omit to take any commercially reasonable action that it has the ability to take, which action or omission would result in a breach of any of the representations and warranties set forth in Article VI; (f) not change in any respect its accounting practices, policies or principles, except as may be required by applicable Law or GAAP; (g) not incur new or increased Indebtedness that will be Assumed Liabilities, except in the ordinary course of business consistent with past practices; (h) maintain balances in the Lender Loss Reserve Accounts of cash reserves that are adequate to satisfy the lender loss reserve requirements of Fannie Mae related to operational liquidity, and of cash or cash equivalents (including commercial paper) adequate to satisfy the lender loss reserve requirements of Fannie Mae related to restricted liquidity; (i) not engage in any of the Tax matters activities described in Section 6.07(xiv); (j) not solicit Mortgagors for prepayment of Mortgage Loans; (k) maintain all insurance policies at such insurance coverage levels as required by any Servicing Agreements, Agency Contracts, and other handbooks, guidelines or requirements of the Agencies, including with respect to any casualty loss to any mortgaged property subject to a Mortgage Loan; (l) comply with all requirements pursuant to, and to the extent within its control, maintain its ability to borrow under, its Warehouse Line; (m) not undertake any matters outside the ordinary course of business without the prior written consent of Acquiror; and (n) not commit to fund any new loans or enter into new forward commitments without the prior consent of Acquiror. An action shall be deemed to be in the ordinary course of business only if it is consistent with past practice.

8.06. No Solicitation, Etc. From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to Article XIII, Transferor, Parent and MuniMae will not, and shall cause each of their respective Affiliates not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, or discuss or negotiate with, any Person relating to any transaction involving the sale of the Business, the Acquired Assets, the Assets and Properties or the capital stock of Transferor (by sale, merger or otherwise).

8.07. Employee and Employee Benefits.

(a) Employment of Business Employees by Acquiror.

(i) Acquiror is not obligated to hire any Business Employee but may interview all Business Employees. Transferor shall use commercially reasonable efforts to persuade all Business Employees to whom Acquiror extends offers of employment to accept such offers. Acquiror shall provide Transferor with a list of Business Employees to whom Acquiror has made offers of employment that has been accepted to be effective on the day immediately following the Closing Date (the “Hired Business Employees”). Effective immediately at 11:59 p.m. on the Closing Date, Transferor will terminate its employment of all Hired Business Employees.

(ii) Neither Transferor nor any of its Affiliates shall solicit the continued employment of any Business Employee (unless and until Acquiror has informed Transferor in writing that the particular Business Employee will not receive any employment offer from Acquiror) or the employment of any Hired Business Employee after the Closing while that Hired Business Employee continues to be employed by Acquiror and for a period of three months after that Hired Business Employee’s employment by Acquiror ends. However, nothing in this Section will prevent Transferor or an Affiliate from placing advertisements regarding employment opportunities in publications of general circulation or trade publications, provided those advertisements are not directed particularly at employees of Acquiror.

(iii) It is understood and agreed that (A) Acquiror’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Acquiror to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Acquiror may establish pursuant to individual offers of employment, and (B) employment offered by Acquiror may be “at will,” in which case it may be terminated by Acquiror or by an employee at any time for any reason (subject to any written commitments to the contrary made by Acquiror or an employee and applicable Law). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Acquiror to terminate, reassign, promote or demote any of the Hired Business Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(b)

(i) Transferor will, effective as of the Closing Date, cause the accounts or benefits of each Hired Business Employee under a Benefit Plan that is a qualified or non-qualified retirement plan to be fully vested.

(ii) Transferor will, and will cause MMA Financial, Inc. to, accelerate the vesting of any deferred compensation payment due following the Closing Date under any agreement with the Business Employees listed on Schedule 8.07 who become Hired Business Employees, and shall make such payment to such Hired Business Employees, on the Closing Date.

(iii) Transferor will waive the tuition reimbursement repayment obligations that might otherwise be owed by Hired Business Employees under Transferor’s tuition reimbursement plan.

(iv) To the extent permitted under the Benefit Plans, Transferor will, and will cause MMA Financial, Inc. to, provide Hired Business Employees who participate in Transferor’s Benefit Plans that provide medical and dental benefits as of the Closing Date with coverage under such Benefit Plans until the last day of the month during which the Closing Date occurs, with COBRA continuation coverage offered as of the first day of the following month.

(c) Subject to the terms of each Benefit Plan and unless otherwise specified by applicable Law, Transferor shall pay the following in cash within seven Business Days after the Closing Date: (i) wages and other remuneration due to Hired Business Employees with respect to their services as employees of Transferor through the close of business on the Closing Date, including accrued vacation, PTO balances and pro rata bonus payments, if applicable; (ii) any matching or other employer contributions required with respect to Hired Business Employees under the terms of Transferor’s 401(k) plan; and (iii) all other obligations due through the close of business on the Closing Date to Hired Business Employees under the terms of the Benefit Plans or otherwise.

(d) Acquiror will set its own initial terms and conditions of employment for the Hired Business Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by Law.

(e) General Provisions.

(i) Transferor and Acquiror shall give any notices required by Law and take whatever other actions with respect to the plans, programs and policies described in this Section 8.07 as may be necessary to carry out the arrangements described in this Section 8.07.

(ii) Transferor and Acquiror shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 8.07.

(iii) If any of the arrangements described in this Section 8.07 are determined by the IRS or other Governmental or Regulatory Authority to be prohibited by Law, Transferor and Acquiror shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by Law.

(iv) Transferor shall provide Acquiror with completed I-9 forms and attachments with respect to all Hired Business Employees, except for such employees as Transferor certifies in writing to Acquiror are exempt from such requirement.

(v) Acquiror shall not have any responsibility, liability or obligation, whether to Business Employees, former employees, their beneficiaries or to any other Person, with respect to any Benefit Plans or any other employee benefit plans, practices, programs or arrangements maintained by Transferor.

8.08. Maintenance of Letter of Credit. Transferor hereby agrees that the $17,400,000 of letters of credit issued to Transferor by Columbus Bank and Trust Company to satisfy the reserve requirement under the Freddie Mac loss sharing program under the Agency Contract with Freddie Mac (the “Letters of Credit”) will remain in full force and effect until the earlier of (a) the one year anniversary of the Closing Date) and (b) such time as Acquiror establishes a reserve account to satisfy the Freddie Mac reserve requirement for such loss sharing program; provided, however, that if the Letters of Credit are terminated prior to the one year anniversary of the Closing Date, then Transferor will, and will cause its Affiliates to, permit Acquiror to use the property of Transferor or its Affiliates that secures the Letters of Credit (the “Letter of Credit Collateral”) as security for a new letter of credit obtained by the Acquiror until the one year anniversary of the Closing Date. Transferor and its Affiliates that own Letter of Credit Collateral shall, as of the Closing, grant a security interest in the Letter of Credit Collateral to Acquiror, subordinate to the security interest of Columbus Bank and Trust Company, as security for the obligation of Transferor and its Affiliates to make such Letter of Credit Collateral available to Acquiror to secure a new letter of credit until the earlier of (a) and (b) above, and the Transferor and its Affiliates shall enter into at the Closing a Security Agreement in a form reasonably satisfactory both to the Transferor and to Acquiror granting that security interest. The Acquiror will be responsible for any interest and other fees due and payable on such Letters of Credit from and after the Closing, which are listed in Schedule 8.08, until the earlier of (a) and (b) above. In accordance with Section 4.6 and 5.6 of the LLC Agreement (for no consideration other than satisfaction of the requirements set forth in this Section 8.08), automatic redemption of the number of Series C Preferred Units (or, to the extent there are not sufficient outstanding Series C Preferred Units, Series B Preferred Units) that have a cumulative Liquidation Preference (as defined in the LLC Agreement) equal to Two Million Dollars ($2,000,000) will occur upon the termination of the Letters of Credit and release of the Lien on the Letter of Credit Collateral securing the reimbursement obligation relating to the Letters of Credit (or any new letter of credit that is secured by the Letter of Credit Collateral as permitted by this Section). Transferor and Acquiror agree to treat the redemption of the Series C Preferred Units, and any Series B Preferred Units, in accordance with this Section 8.08 as an adjustment to the Consideration for all Tax purposes, with such adjustment considered to be made exclusively to the Contributed Assets which were contributed to Acquiror for the Series C Preferred Units and Series B Preferred Units, as the case may be. .

8.09. Change of Name. On or promptly after the Closing Date, Transferor shall amend its articles of incorporation and take all other actions necessary to change its name to one sufficiently dissimilar to Transferor’s present name, in Acquiror’s reasonable judgment, to avoid confusion. The Acquiror may, in its discretion, use Transferor’s present corporate name and logo from the time of Closing; provided, however, that Acquiror will do so solely in connection with the Business and in a manner that in Transferor’s reasonable judgment, will not create confusion regarding the lack of continuing involvement of MuniMae in the Business.

8.10. Payment of Liabilities. Transferor shall pay or otherwise satisfy in the ordinary course of business all of its Liabilities and obligations, other than Assumed Liabilities that are not due and payable in the ordinary course until after the Closing Date. Acquiror and Transferor hereby waive compliance with the bulk-transfer provisions of Article 6 of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the transaction contemplated by this Agreement.

8.11. Escrow and Lender Loss Reserve Accounts. After the Closing Date, if Transferor discovers that it failed to transfer to Acquiror as of the Closing any cash or cash equivalents that were required as of the Closing to be held in escrow in Related Escrow Accounts or in the Lender Loss Reserve Accounts with respect to the Mortgage Loan Portfolio, Servicing Portfolio or under the Agency Contracts, resulting in a shortfall in such accounts, then Transferor will promptly transfer and remit to Acquiror an amount of cash equal to such shortfall.

8.12. Transfers of Acquired Assets, Assumed Contracts and Mortgage Loans.

(a) Acquiror shall assume and take over from Transferor the benefit and burden of the Assumed Contracts to which Transferor is party with effect from the Closing Date; provided that insofar as any of the Assumed Contracts cannot be transferred to Acquiror except by an assignment made with the consent of another party or by an agreement of novation, then (without prejudice to any other rights of Acquiror) the following provisions shall apply:

(i) neither this Agreement nor any other agreement or instrument shall constitute an assignment or an attempted assignment of such Assumed Contract if the assignment or attempted assignment would constitute a breach of such Assumed Contract;

(ii) Transferor shall be responsible for obtaining, and shall use its best efforts both before and after Closing Date to obtain, any such consent or novation;

(iii) until such consent or novation is obtained, Transferor shall do all such acts and things as Acquiror may reasonably require to provide Acquiror with the benefits of any right of Transferor against the other party to such Assumed Contract arising out of its cancellation by the other party or otherwise, provided that Acquiror fulfills or pays the cost of fulfilling all Transferor’s obligations under such Assumed Contract (other than the costs of Transferor set forth in Section 8.12(b)); and

(iv) if and to the extent that no arrangements contained in this Section 8.12 can be made, Transferor shall upon request of Acquiror use its best efforts to cause such Assumed Contract to be terminated without liability to Acquiror and after the Assumed Contract is terminated, Acquiror shall have no further obligation to the Transferor relating to such Assumed Contract.

(b) Transferor will take all other actions as Acquiror may reasonably request to put Acquiror in actual possession and operating control of the Acquired Assets (whether or not disclosed as transferable), including, with respect to those Acquired Assets that are fixed assets, whether leased or otherwise and whether or not disclosed as transferable, set forth in Section 2.01(h) or that are software, whether licensed or otherwise and whether or not disclosed as transferable, set forth in Section 2.01(s), paying any transfer charges or other costs of obtaining consent to assignment of leases or licenses, any costs of buying leased or licensed assets so they can be delivered to Acquiror, any up front fees for replacing the license or lease that cannot be assigned or any cost of purchasing replacement assets to be delivered to Acquiror, or obtaining a new software license for any such software as requested by Acquiror, and shall, after the Closing Date, be a trustee for Acquiror in respect of all the Acquired Assets until the same shall have been formally delivered and/or formally transferred or assigned to Acquiror and all necessary transfers of title have been registered. Notwithstanding anything herein to the contrary, Transferor shall be responsible for all the costs of any license fees, buy-out fees and other acquisition fees and costs that must be paid by Transferor in order to obtain any Acquired Asset (whether or not disclosed as transferable) set forth in Sections 2.01(h) or 2.01(s) or any replacement thereof, or any Assumed Contract, lease or license for any such Acquired Asset or any replacement thereof that has not been deducted from the Cash Closing Payment set forth in Section 1.02(a).

(c) Unless previously recorded in the name of the Investor as set forth on the Mortgage Loan Schedule, Transferor shall, at its expense, cause to be prepared and executed, and, where applicable, record all documents necessary to legally transfer and assign all right, title and interest in and to the Servicing Portfolio, Mortgage Loan Portfolio and any Mortgage Loans that are part of the Acquired Assets from Transferor to Acquiror, including the Mortgage Note endorsements and all assignments of the Mortgage Loans, notices of transfer or equivalent instruments in recordable form sufficient under the applicable Servicing Agreements, Mortgage Loan Documents, and all handbooks, manuals, guidelines and requirements applicable to Fannie Mae DUS lenders or sellers/servicers, GNMA lenders or sellers/services, FHA lenders or sellers/servicers, HUD lenders or sellers/servicers or Freddie Mac lenders or sellers/servicers, and the Laws of the jurisdiction wherein the related mortgaged property is located to reflect the transfer of the Mortgage Loan to the Acquiror (the “Recorded Assignments”). Transferor shall provide a special purpose resolution authorizing those officers of Acquiror to sign such documents on Transferor’s behalf. Transferor shall be responsible for obtaining and shall pay the cost of securing the approval of the Investors, including payment of any fees, sub-servicer fees or transfer fees due. In addition, Transferor shall, at Transferor’s cost and expense (i) obtain the release of the Mortgage Loan Documents from the Transferor’s custodian of the Mortgage Loans, (ii) ship the Mortgage Loan Documents and any related Mortgage File to Acquiror or a custodian designated by Acquiror, and (iii) obtain and deliver complete master file tape information and any other electronically stored information. To the extent not delivered as of the Closing, subsequent to the Closing, Transferor agrees to complete and be responsible for preparing and delivering all documents necessary to legally transfer and assign all right, title and interest in and to the Servicing Portfolio, Mortgage Loan Portfolio and any Mortgage Loans that are part of the Acquired Assets, including any Recorded Assignments. With respect to any Mortgage Loan, Transferor shall deliver to Acquiror any Recorded Assignments at the Closing, or to the extent not available as of the Closing, within ten (10) Business Days after the Closing Date. Transferor shall diligently pursue obtaining the Recorded Assignments and shall deliver the same to Acquiror immediately upon receipt.

(d) In accordance with the Agency Contracts, Servicing Agreements, Mortgage Loan Documents, and all handbooks, manuals, guidelines and requirements applicable to Fannie Mae DUS lenders or sellers/servicers, GNMA lenders or sellers/services, FHA lenders or sellers/servicers, HUD lenders or sellers/servicers or Freddie Mac lenders or sellers/servicers, and applicable Laws, Transferor will transmit to the Mortgagors of the Mortgage Loans, the requisite taxing authorities, insurance companies and/or agents, insurers and the banks at which escrow deposits are maintained, notification of the assignment of the Acquired Assets and instructions to deliver all payments, notices, tax bills, insurance statements, and escrow account statements, as the case may be, to Acquiror from and after the Closing Date. Transferor shall use a mutually agreeable form of letter to the Mortgagors and Transferor shall deliver the completed form of letter to Transferor ten (10) Business Days prior to mailing. Acquiror shall approve or disapprove the completed letter within three (3) Business Days after receipt.

(e) To the extent a License is not transferable by the Transferor to the Acquiror at Closing, Transferor agrees to assist and cooperate with Acquiror to obtain any such Licenses necessary to operate the Business.

(f) Transferor agrees to maintain its corporate existence and power and authority to take the actions contemplated by this Section 8.12 for a period of two (2) years from the Closing Date.

8.13. Additional Obligations of Transferor/Advances.

(a) Effective as of the Closing Date, Transferor appoints Acquiror and its successor and assigns, its true and lawful attorney, with full power of substitution, in its name but on behalf and for the benefit of and at the expense of Acquiror:

(i) to collect in its name for the account of Acquiror all accounts, notes and loan receivables and other items included in the Acquired Assets; and

(ii) to do all such acts and things in relation to the foregoing as is reasonably necessary to exercise such powers, as Acquiror may deem advisable.

(b) The foregoing power is coupled with an interest and will be irrevocable by the granting Transferor, its successors or assigns, whether upon its dissolution or otherwise, in any manner or for any reason. Except as specifically required by this Agreement, Acquiror will retain for its own account any amounts collected pursuant to the foregoing power, including any sums payable as interest in respect thereof. All Servicing Fees accruing after the Closing Date (other than as set forth in Section 2.02(d)) shall inure to the benefit of the Acquiror. Transferor will hold in trust for the benefit of the Acquiror, and will pay to Acquiror on the first and fifteenth day of each month (or on the following Business Day if the 1st or 15th day falls on a non-Business Day), any amounts which are received by Transferor in respect of any Acquired Assets and all Servicing Fees accruing after the Closing Date. Acquiror will hold in trust for the benefit of the Transferor, and will pay to Transferor on the first and fifteenth day of each month (or on the following Business Day if the 1st or 15th day falls on a non-Business Day), any amounts which are received by Acquiror in respect of any Excluded Assets.

(c) Any collections by Transferor or Acquiror with respect to Advances (which, for purposes of this paragraph, will include Advances made by Acquiror at or after the Closing) relating to a Mortgage Loan shall, for any outstanding Advances made before the Closing with respect to such Mortgage Loan and any outstanding Advances made at or after the Closing with respect to such Mortgage Loan, be applied (i) to the extent the collection received designates a particular payment obligation that was the subject of an Advance, (for example, the payment designates that it is to be applied to the interest payment advanced on a certain date), to the outstanding Advance related to the designated payment obligation, and (ii) otherwise, first to the earliest funded outstanding Advance relating to such Mortgage Loan.

8.14. Updated Mortgage Loan Schedule. Within two (2) Business Days following the Closing Date, Transferor shall deliver to Acquiror via email or other means specified by the Acquiror, an electronic version of the Mortgage Loan Schedule in Excel format reflecting the information set forth in Section 6.22(a) as of the close of business on the Closing Date along with a certificate of an officer of the Transferor certifying that it is accurate and complete as of the close of business on the Closing Date.

ARTICLE IX
COVENANTS OF ACQUIROR

Acquiror covenants and agrees with Transferor that, at all times from and after the date hereof, for the period specified herein or, if no period is specified herein, indefinitely, Acquiror will comply with all covenants and provisions of this Article IX, except to the extent Transferor may otherwise give its prior consent in writing.

9.01. Cooperation; Approvals. From and after the Due Diligence Date until the Closing or the date on which this Agreement terminates (or, with respect to obtaining the consents, approvals or actions of the Agencies required with regard to the transactions contemplated hereby, from and after the date of this Agreement until the Closing or the date on which this Agreement terminates), Acquiror will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Transferor in doing, all things necessary, proper or advisable to timely cause the conditions in Article XI to be satisfied and to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including (a) using commercially reasonable efforts to obtain as promptly as practicable all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities, the Agencies or any other Person, including the Bank, as lender under the Warehouse Line, required with regard to the transactions contemplated hereby, including those described in Schedules 7.03 or 7.04; (b) providing such other information and communications to such Governmental or Regulatory Authorities, Agencies or other Persons such Governmental or Regulatory Authorities, Agencies or other Persons may reasonably request; and (c) cooperating with Transferor as promptly as practicable in Transferor’s efforts to obtain all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities, Agencies or other Persons required of Transferor to consummate the transactions contemplated hereby. Acquiror will provide prompt notification to Transferor when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Transferor of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority, Agency or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

9.02. Notice and Cure. From and after the date of this Agreement until the Closing, Acquiror will notify Transferor promptly in writing of, and contemporaneously will provide Transferor with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Acquiror under this Agreement to be breached, that renders or will render untrue any representation or warranty of Acquiror contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance or would cause any condition set forth in Article XI to fail to be satisfied as of the Closing. Notice given pursuant to this Section 9.02 which relates to facts existing or circumstances occurring prior to the date of this Agreement shall not cure or otherwise have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein nor shall such notice in any way limit Transferor’s right to seek indemnity under Article XIV. Notice given pursuant to this Section 9.02 with respect to matters first occurring after the date of this Agreement shall not cure or otherwise have any effect on any representations, warranties, covenants, or agreements for purposes of determining whether the conditions of Section 11.03(b) have been satisfied, but shall cure the related breach of any representation or warranty for all other purposes under this Agreement.

9.03. Use of Transferor’s Corporate Name. After the Closing Date, if Acquiror determines to use Transferor’s corporate name of “MMA Mortgage Investment Corporation” and corporate logo, it shall do so solely for use in connection with the Business and in a manner that in the reasonable judgment of MuniMae will avoid confusion regarding the lack of continuing involvement of MuniMae in the Business.

9.04. Completion of Transaction. Acquiror will use its commercially reasonable efforts to complete its due diligence investigation of the Transferor prior to the date that is the one-month anniversary of the date of this Agreement (the “Due Diligence Date”), but Acquiror’s failure to complete its due diligence investigation of the Transferor prior to the Due Diligence Date will not extend the Due Diligence Date or extend or otherwise affect the date by which Acquiror is required to fulfill any obligations under this Agreement. After the Due Diligence Date, Acquiror will use its commercially reasonable efforts to cause all the conditions to the Closing in Sections 11.01 and 11.03 to be satisfied, and the Closing to take place, as promptly as practicable.

9.05. Compliance with Lender Loss Reserve Accounts and Related Escrow Accounts. From and after the Closing Date, Acquiror covenants and agrees that it will hold, invest and apply all cash, cash equivalents or other assets in the Lender Loss Reserve Accounts or the Related Escrow Accounts that are transferred to Acquiror under this Agreement in accordance with the agreements, Agency guidelines or other arrangements relating to those accounts, if Acquiror’s failure to do that could constitute a breach by Transferor of its obligations with regard to some or all of the Lender Loss Reserve Accounts or the Related Escrow Accounts or could otherwise result in liability of Transferor or any of its Affiliates.

ARTICLE X
TAX MATTERS

10.01. Filing Returns and Payment of Taxes. Transferor shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns and shall pay, or cause to be paid, when due all Taxes of the Transferor or its Affiliates relating to the ownership or operation of the Acquired Assets attributable to any taxable period (or portion thereof) which ends on or prior to the Closing Date (the “Pre-Closing Tax Period”). Acquiror shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the ownership or operation of the Acquired Assets attributable to taxable periods beginning after the Closing Date (the “Post-Closing Tax Period”). In the event that Acquiror makes a payment of any Taxes related to the operation or ownership of the Acquired Assets for any Pre-Closing Tax Period, Transferor shall promptly reimburse Acquiror for the amount of such payment. In the event that Transferor makes a payment of any Taxes related to the operation or ownership of the Acquired Assets for any Post-Closing Tax Period, Acquiror shall promptly reimburse Transferor for the amount of such payment. Both Acquiror and Transferor shall have access to each other’s books and records at reasonable times for purposes of handling the foregoing Tax matters and dealing with any Liabilities or claims arising out of, or relating to, Taxes related to the Acquired Assets or the Business. All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne equally by the Acquiror and Transferor when due. Transferor shall prepare the Tax Returns related to the Transfer Taxes, and Acquiror shall provide such reasonable cooperation and information as Transferor may request in connection with such preparation. The Transferor will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns and other documentation.

10.02. Tax Matters. To the extent any such actions would have a material adverse affect on Acquiror or any of the Acquired Assets in any Post-Closing Tax Period, without the prior written consent of Acquiror, which may be withheld in Acquiror’s reasonable discretion, Transferor will not make or change any Tax election, file any amended Tax Return (except to correct errors or as otherwise required by Law), enter into any closing agreement, or settle any Tax claim or assessment relating to Transferor.

ARTICLE XI
CONDITIONS TO CLOSING

11.01. Conditions to Obligations of Each Party. The respective obligations of Acquiror and Transferor to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in a writing executed by each of Acquiror and Transferor:

(a) No Order. No Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any Action or Proceeding brought by a Governmental or Regulatory Authority seeking any of the foregoing be pending.

(c) HSR Act. All required waiting periods shall have expired or otherwise been terminated under the HSR Act.

11.02. Additional Conditions to Acquiror’s Performance. Acquiror’s obligation to proceed to Closing shall be conditioned upon the satisfaction (or the waiver in writing by Acquiror) of each of the following:

(a) Transferor shall have obtained and delivered to Acquiror written consent to the transactions contemplated hereby of the Bank and each of the Agencies and each other Person listed on Schedule 11.02(b) hereto, all in form and substance reasonably satisfactory to Acquiror, and Acquiror will not waive this condition without the consent of Transferor.

(b) Each of Transferor’s representations and warranties set forth in Article VI shall be true and correct in all material respects, both as of the date of the Agreement and as of the Closing Date, except that those representations and warranties already qualified by any materiality standard shall be true and correct in all respects, and those relating to facts as they existed on a specified date will only be required to have been true and correct on that date, and Transferor shall have delivered to Acquiror a certificate executed by an executive of Transferor to that effect.

(c) Transferor shall have obtained and delivered to Acquiror the written opinions of Transferor’s counsel, dated as of the Closing Date, as to matters described on Exhibits 11.02(d)(1) and 11.02(d)(2).

(d) Transferor shall have obtained and delivered to Acquiror the written opinion of an investment bank or appraiser satisfactory to the Acquiror to the effect that, as of the date of such opinion, that the Consideration is fair, from a financial point of view, to Transferor and if this condition is not satisfied by reason of any such opinion not stating the Consideration is fair, then Acquiror will not waive this condition without the consent of Transferor.

(e) The balance of the Lender Loss Reserve Accounts shall be at least the amount required to be held in such accounts, and shall be in a form required, pursuant to the applicable requirements of Fannie Mae.

(f) Transferor shall have performed in all material respects all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to be performed and complied with by Transferor at or before Closing.

(g) No Material Adverse Effect shall have occurred since the date of this Agreement.

(h) No bankruptcy or similar proceeding shall have been declared by or against Transferor.

(i) All Hired Business Employees shall have entered into noncompetition agreements with the Acquiror in a form reasonably satisfactory to Acquiror.

(j) All escrow funds held in the Related Escrow Accounts shall be held in cash, as required pursuant to any applicable requirements.

(k) None of the Servicing Rights or Agency Contracts shall have been terminated by the Agencies.

(l) As of the Closing Date, the total current unpaid principal balance of Mortgage Loans being serviced under the Servicing Portfolio will be at least $6,500,000,000 (for the avoidance of doubt, which excludes the Mortgage Loans listed in Schedule 2.02(d)(ii) and (iii)) and the total estimated Servicing Fees for servicing those Mortgage Loans for the twelve months following the Closing Date will be at least $20,000,000, each as calculated by Acquiror from the Transferor’s MIAC tape.

(m) Transferor shall have delivered an assignment of lease and consent to assignment of lease for the leases related to the Leased Offices and any related estoppels or other agreements, certificates or documents reasonably requested by Acquiror, each in form and substance reasonably satisfactory to Acquiror and executed by Transferor or the applicable landlord or lessor.

(n) Transferor shall have obtained and delivered a certificate of good standing for Transferor for the State of Florida, which shall be dated as of a date not more than five (5) Business Days prior to the Closing Date.

(o) Insurance coverages that comply with all requirements of the Agency Contracts and all applicable Agency guidelines will be available to Acquiror at Closing.

(p) Transferor shall have delivered each of the deliverables listed in Section 5.02(a).

11.03. Additional Conditions to Transferor’s Performance. Transferor’s obligation to proceed to Closing shall be conditioned upon the satisfaction (or the waiver in writing by Transferor) of each of the following:

(a) Each of Acquiror’s representations and warranties set forth in Article VII of this Agreement shall be true and correct in all material respects, both as of the date of this Agreement and as of the Closing Date, except those representations and warranties already qualified by any materiality standard shall be true and correct in all respects, and those relating to facts as they existed on a specified date will only be required to have been true and correct on that date, and Acquiror shall have delivered to Transferor a certificate executed by an executive of Acquiror to that effect.

(b) Acquiror shall have performed in all material respects all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to be performed and complied with by Acquiror at or before Closing.

(c) Acquiror shall have obtained and delivered to Transferor the written opinion of Acquiror’s counsel, dated as of the Closing Date, as to matters described on Exhibit 11.03(c).

(d) Nothing shall have occurred since the date of this Agreement that, individually or when aggregated with other similar events or conditions, has resulted, or is reasonably likely to result, in a material adverse change in the financial condition or prospects of the Acquiror, not including results of current credit market conditions or other general market conditions to the extent not disproportionately adversely affecting the financial condition or prospects of Acquiror or any default by the borrower under the Term Note.

(e) Acquiror shall have arranged, including by way of the consummation of the transactions contemplated by this Agreement, for working capital sufficient to conduct the Business after the Closing in a manner similar to the way it was conducted during the first nine months of 2008, and Acquiror shall have delivered to Transferor a certificate to that affect, signed by an executive of Acquiror and dated the Closing Date.

(f) Acquiror shall have delivered each of the deliverables listed in Section 5.02(b).

ARTICLE XII
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS

12.01. Survival of Representations, Warranties, Covenants and Agreements. Each and every representation, warranty and covenant set forth in this Agreement shall survive the Closing, subject to the limitations set forth in this Section 12.01. No party shall have any liability (for indemnification or otherwise) for a breach of any representation or warranty unless such party is given a Claim Notice or Indemnity Notice specifying the factual basis of the claim and extent of the Losses in reasonable detail, to the extent then known or available, on or before the expiration of the period ending on the date that is the three-year anniversary of the Closing Date, except that (a) any claim by the Indemnified Party for breach of the representations and warranties set forth in Sections 6.08 (Taxes), 6.11 (Benefit Plans; ERISA) and 6.26 (Environmental Matters) and the covenants set forth in Article X (Tax Matters) may be brought at any time up to ninety (90) days following the expiration of the statute of limitations applicable to the subject matter of the claim; (b) any claim for breach of the representations and warranties set forth in Section 6.03 (Title to and Condition of Assets) and 7.05 (LLC Agreement and Capitalization) will survive without limitation as to time. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation or audit conducted before or after the Closing Date or the actual or constructive knowledge of any party (whether acquired before or after the execution and delivery of this Agreement or the Closing) and each party shall be entitled to rely upon the representations and warranties set forth herein regardless of any such investigation or knowledge. The knowing waiver in writing of any condition regarding the accuracy of any representation or warranty, or regarding the performance of or compliance with any covenant or obligation, will not affect the right of indemnification or any other remedy of the waiving party after the Closing based on the inaccuracy of such representation or warranty or the nonperformance of or noncompliance with such covenant or obligation.

ARTICLE XIII
TERMINATION

13.01. Termination. This Agreement may be terminated:

(a) at any time prior to the Closing Date by mutual written consent of Acquiror and Transferor;

(b) by Acquiror if anything occurs that (i) delays satisfaction of any closing condition specified in Section 11.01 or 11.02 beyond the Drop Dead Date, or (ii) prevents or would prevent satisfaction of any such condition by the Drop Dead Date;

(c) by Transferor if anything occurs that (i) delays satisfaction of any closing condition specified in Section 11.01 or 11.03 beyond the Drop Dead Date, or (ii) prevents or would prevent satisfaction of any such condition by the Drop Dead Date;

(d) by either Acquiror or Transferor, if (i) the Closing shall not have taken place on or before March 31, 2009 (the “Drop Dead Date”), or such later date as the parties may have agreed to in writing, provided that neither Acquiror nor Transferor will be entitled to terminate this Agreement pursuant to this Section 13.01(e) if such party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby, (ii) there shall be in effect a final nonappealable Order permanently preventing consummation of the transactions contemplated hereby, or (iii) there shall be any legal requirement enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental or Regulatory Authority that would make the consummation of the transactions contemplated hereby illegal; or

(e) in accordance with Section 6.2(b) of the Loan Agreement.

13.02. Effect of Termination. Subject to Sections 8.03 and 9.02, in the event of the termination of this Agreement prior to the Closing pursuant to the provisions of Section 13.01, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, representatives, stockholders, members or Affiliates, except for any Liability resulting from such party’s breach of this Agreement occurring prior to termination of this Agreement and any resulting remedies therefor available at law or equity. This Section 13.02 and Article XVI (Miscellaneous) shall survive such termination and shall remain in full force and effect.

ARTICLE XIV
INDEMNIFICATION

14.01. Indemnification.

(a) By Transferor. Transferor shall indemnify Acquiror against any and all Losses and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a Third-Party Claim to which Acquiror may become subject or which it may suffer or incur, directly or indirectly, as a result from or in connection with:

(i) any inaccuracy of any representation or a breach of any warranty made by Transferor to Acquiror in this Agreement or any Disclosure Schedule or any instrument or other document delivered pursuant to this Agreement, without giving effect to any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties, provided that, except as to any inaccuracy of any representation or a breach of any warranty by Transferor set forth in Section 6.03 (Title to and Condition of Assets) or resulting from knowing and intentional fraud by the Transferor or anyone acting on its behalf, Transferor shall not be obligated to indemnify Acquiror pursuant to this Section 14.01(a)(i) unless and until all of Acquiror’s Losses exceed, in the aggregate, Four Hundred Thousand Dollars (U.S. $400,000.00), following which event Acquiror shall be entitled to indemnification for the full amount of all of Acquiror’s Losses suffered or incurred, and provided further that, except as to any inaccuracy of any representation or a breach of any warranty by Transferor set forth in Section 6.03 (Title to and Condition of Assets) or resulting from knowing and intentional fraud by the Transferor or anyone acting on its behalf, the aggregate liability of Transferor for Losses pursuant to this Section 14.01(a)(i) shall not exceed Six Million Five Hundred Thousand Dollars ($6,500,000);

(ii) any breach of, or failure to duly and timely perform, any covenant or agreement on the part of Transferor contained in this Agreement or any instrument or other document delivered pursuant to this Agreement;

(iii) up to $30,000,000 of Servicing Portfolio Loss Sharing Costs incurred as required by the applicable loss sharing arrangements in Agency Contracts in effect at the Closing Date; or by Agency guidelines as in effect on the Closing Date or subsequently modified by the applicable Agencies.

(iv) any Liabilities for Taxes attributable to the Pre-Closing Tax Period and any Transfer Taxes other than those Transfer Taxes for which Acquiror is responsible in accordance with Section 10.01;

(v) any liability, expense, cost, tax or obligation of any nature with respect to any current or former employee or other individual arising in connection with group health plan coverage required under COBRA;

(vi) any inaccuracy or a breach of Section 6.27 (Lender Loss Reserve and Escrow Accounts) by Transferor, any breach of Transferor’s obligations with respect to the Lender Loss Reserve Accounts set forth in Section 8.05(h), or any shortfall in the Related Escrow Accounts as set forth in Section 8.11;

(vii) any Liability arising out of the ownership or operation of the Business after July 1, 2005 and prior to the Closing other than the Assumed Liabilities;

(viii) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the transactions contemplated by this Agreement;

(ix) Any Liability or Loss arising out of any breach or default under any Assumed Contract prior to the Closing Date;

(x) any Retained Liabilities; and

(xi) the matters set forth on Schedule 14.01(a).

(b) By Acquiror. Acquiror shall indemnify Transferor against any and all Losses and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a Third-Party Claim to which Transferor may become subject or which it may suffer or incur, directly or indirectly, as a result from or in connection with:

(i) any inaccuracy of any representation or a breach of any warranty made by Acquiror to Transferor in this Agreement or any Disclosure Schedule or any instrument or other document delivered pursuant to this Agreement without giving effect to any qualifications as to materiality or material adverse effect contained in such representations and warranties, provided that, except as to any inaccuracy of any representation or a breach of any warranty by Acquiror set forth in Section 7.05 (LLC Agreement and Capitalization) or resulting from knowing and intentional fraud by the Acquiror or anyone acting on its behalf, Acquiror shall not be obligated to indemnify Transferor pursuant to this Section 14.01(b)(i) unless and until all of Transferor’s Losses exceed, in the aggregate, Four Hundred Thousand Dollars (U.S. $400,000.00), following which event Transferor shall be entitled to indemnification for the full amount of all of Transferor’s Losses suffered or incurred, and provided further that, except as to any inaccuracy of any representation or a breach of any warranty by Acquiror set forth in Section 7.05 (LLC Agreement and Capitalization) or resulting from knowing and intentional fraud by Acquiror or anyone acting on its behalf, the aggregate liability of Acquiror for Losses pursuant to this Section 14.01(b)(i) shall not exceed Six Million Five Hundred Thousand Dollars ($6,500,000);

(ii) any breach of, or failure to duly and timely perform any covenant or agreement on the part of Acquiror contained in this Agreement or any instrument or other document delivered pursuant to this Agreement;

(iii) any failure to pay or perform any of the Assumed Liabilities (subject to subparagraph (vi) below of this Section);

(iv) any payment made by Transferor or any Affiliate to Columbus Bank and Trust Company with respect to payment of interest and fees payable by Acquiror pursuant to Section 8.08;

(v) any Liability arising out of the ownership or operation of the Business on or after the Closing Date; or

(vi) any obligation to reimburse the bank or other financial institution that issued the Letters of Credit, or that issues new letters of credit that replace the Letters of Credit, for sums drawn against the Letters of Credit or the new letters of credit to pay Freddie Mac any amounts payable under the loss sharing arrangements with Freddie Mac that are Servicing Portfolio Loss Sharing Costs and any amounts applied with proceeds of liquidation of any Letter of Credit Collateral to satisfy any such reimbursement obligation; provided, however, that (A) Acquiror will not be required to pay any such amount until the one(1) year anniversary of the Closing Date and such liability will be net of any amount of such draws returned by Freddie Mac to the issuer of such Letters of Credit or letters of credit, Transferor or any Affiliate of Transferor, in exchange for alternative security furnished to Freddie Mac by Acquiror or otherwise and (B) if such sums drawn against such Letters of Credit or letters of credit are with respect to Servicing Portfolio Loss Sharing Costs that are indemnifiable by Transferor pursuant to Section 14.01(a)(iii) the reimbursement obligation with respect thereto will only be indemnifiable by Acquiror if (x) Transferor agrees in writing (1) that such amounts are indemnifiable Servicing Portfolio Loss Sharing Costs payable by Transferor to the Acquiror in accordance with Section 14.01(a)(iii), (2) that Transferor waives any right to dispute such indemnification by Transferor of such Servicing Portfolio Loss Sharing Costs of Acquiror, and (3) that Acquiror may exercise its Series B/C Setoff Rights to recover such Servicing Portfolio Loss Sharing Costs, and (y) that Acquiror recovers such amounts from the Transferor pursuant to its Series B/C Setoff Rights or otherwise, or if (z) the reimbursement obligation is not as described in clauses (x) and (y).solely because payment of the Servicing Portfolio Loss Sharing Costs was not required by the applicable loss sharing arrangements in Agency Contracts in effect at the Closing Date, or by Agency guidelines as in effect on the Closing Date or subsequently modified by the applicable Agencies.

14.02. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 14.01 will be asserted as follows:

(a) In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 14.01 relates to a claim asserted against or sought to be collected from such Indemnified Party by a Person other than Transferor, Acquiror or any Affiliate of Transferor or Acquiror (a “Third Party Claim”), the Indemnified Party shall, if a claim is to be made against an Indemnifying Party under Section 14.01, promptly deliver a Claim Notice to the Indemnifying Party after the Indemnified Party’s learning of such Third Party Claim. If the Indemnified Party fails to provide the Claim Notice after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be relieved of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(i) If any Third Party Claim is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of an Action or Proceeding related to the Third Party Claim, the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (A) the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (B) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), to assume the defense of such Third Party Claim with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article XIV for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third Party Claim, (A) it will be conclusively established for purposes of this Agreement that the Third Party Claim is within the scope of and subject to indemnification, (B) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (1) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If a Claim Notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within ten days after the Indemnified Party’s Claim Notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in any Action or Proceeding related to such Third Party Claim or any compromise of settlement effected by the Indemnified Party.

(ii) Notwithstanding the foregoing, if an Indemnified Party determines that there is a reasonable probability that an Action or Proceeding related to a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, join in (or, by waiving any right to indemnification, to assume the exclusive) defense, compromise, or settlement of such proceeding.

(b) If any Indemnified Party has a claim under Section 14.01 against any Indemnifying Party that does not involve a Third Party Claim (other than claims for Losses resulting from Indemnified Party’s participation in the defense of any Third Party Claim that are indemnifiable by the Indemnifying Party pursuant to this Section), the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that any Indemnifying Party has been irreparably prejudiced thereby. If the Indemnifying Party does not deliver a written objection to the Indemnity Notice within ten days of receiving such Indemnity Notice, then the final amount of Losses due and payable by such Indemnifying Party to such Indemnified Party pursuant to any Indemnity Notice delivered under this Section 14.02(b) shall be the amount set forth in the Indemnity Notice.

14.03. Indemnity Payments.

(a) Transferor and Acquiror agree to treat any indemnity payment (including any indemnity payment made by means of set-off as described in (b) below) made under this Article XIV as an adjustment to the Consideration for all Tax purposes, with such adjustment considered to be made exclusively to the Contributed Assets which were contributed to Acquiror in exchange for the Series B Preferred Units or Series C Preferred Units.

(b) (i) Any Loss which is payable by Transferor to Acquiror under Section 14.01(a) will be satisfied by (x) redemption by the Acquiror in accordance with Section 5.6 of the LLC Agreement of a number of Series C Preferred Units that have a cumulative Liquidation Preference (as defined in the LLC Agreement) equal to the dollar amount of such Loss or (y) a reduction of any distributions with regard to Series C Preferred Units (“Series C Distributions”) that at the date of the Loss were due to have been made but had not been made (whether or not they had been declared by the Board of Acquiror, but only to the extent that they can otherwise legally be declared) by the dollar amount of such Loss, in each case in accordance with Section 5.6 of the LLC Agreement and for no consideration other than satisfaction of Transferor’s obligations set forth in this Article XIV (the “Series C Setoff Rights”), except that, (ii) at any time when there are no outstanding Series C Preferred Units and no unpaid Series C Distributions but there are outstanding Series B Preferred Units or distributions with regard to Series B Preferred Units (“Series B Distributions”) that were due to have been made but had not been made (whether or not they had been declared by the Board of Acquiror, but only to the extent that they can otherwise legally be declared), any Loss which is payable by Transferor to Acquiror under Section 14.01(a) will be satisfied by (x) redemption by the Acquiror in accordance with Section 4.6 of the LLC Agreement of a number of Series B Preferred Units that have a cumulative Liquidation Preference (as defined in the LLC Agreement) equal to the dollar amount of such Loss or (y) a reduction of any Series B Distributions that at the date of the Loss were due to have been made but had not been made (whether or not they had been declared by the Board of Acquiror, but only to the extent that they can otherwise legally be declared) by the dollar amount of such Loss, in each case in accordance with Section 4.6 of the LLC Agreement and for no consideration other than satisfaction of Transferor’s obligations set forth in this Article XIV (the “Series B Setoff Rights” and, together with the Series C Setoff Rights, the “Series B/C Setoff Rights”), and (iii) at any time when there are no outstanding Series B Preferred Units or Series C Preferred Units, or with respect to any Losses asserted after the four-year anniversary of the Closing Date, any Losses which are payable by Transferor to Acquiror under Section 14.01(a) will be satisfied by payment to Acquiror by Transferor of cash in the amount of the Losses. If Transferor disputes any Losses that are the subject of a Redemption Notice (as defined in the LLC Agreement) delivered by the Acquiror, Transferor must give Acquiror a written notice of the dispute (a “Dispute Notice”), which describes in reasonable detail the basis for the dispute, within 30 days after Transferor receives an Indemnity Notice relating to the disputed Losses (the “Dispute Period”). If Transferor gives a Dispute Notice, Acquiror will not complete its exercise of Series B/C Setoff Rights with regard to the amount of disputed Losses until the dispute is finally resolved. Until such dispute is finally resolved, Acquiror will pay all sums distributed under the LLC Agreement with regard to the Series C Preferred Units or Series B Preferred Units that are proposed to be redeemed, or will pay the Series C Distributions or the Series B Distributions that are proposed to be reduced, as applicable, in the disputed Redemption Notice that are not being redeemed or reduced because of the dispute, to a bank or other Person agreed upon by Acquiror and Transferor, to be held in escrow until the dispute is finally resolved. At the time the dispute is finally resolved, if it is ultimately determined that (i) Acquiror was entitled to exercise the Series B/C Setoff Rights with respect to all of the disputed Losses, all such sums held in escrow will be returned to Acquiror, (ii) Acquiror was entitled to exercise the Series B/C Setoff Rights with respect to a portion, but not all, of the disputed Losses, the sums held in escrow that were distributed with regard to the Series C Preferred Units or Series B Preferred Units that are being redeemed, and the portion of the Series C Distribution or Series B Distribution that is being held in escrow that is determined to be subject to Series B/C Setoff Rights, as applicable, will be returned to Acquiror and the remainder of the sums held in escrow will be distributed to the holders of the Series C Preferred Units or Series B Preferred Units that were proposed to be redeemed but are not being redeemed, and to the holders of Series C Preferred Units and Series B Preferred Units who were entitled to the Series B Distributions that are not subject to Series B/C Setoff Rights, as applicable, or (iii) Acquiror was not entitled to exercise the Series B/C Setoff Rights with respect to any of the disputed Losses, all such sums held in escrow will be disbursed to the holders of the Series C Preferred Units or Series B Preferred Units that were proposed to be redeemed or who were entitled to the Series C Distribution or Series B Distribution that is being held in escrow, as applicable (in each instance together with any income earned on the sum being distributed while it is being held in escrow). The exercise of the Series B/C Setoff Rights by Acquiror in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Acquiror’s obligations set forth herein or in the LLC Agreement.

(c) Losses which are payable by Acquiror to Transferor under Section 14.01(b) will be satisfied by payment by Acquiror of cash in the amount of the Losses; provided, however, that Acquiror may set off any such Losses payable to Transferor by any amounts payable by Transferor to Acquiror.

14.04. Subrogation. In the event that an Indemnifying Party shall be obligated to indemnify any Indemnified Party pursuant to this Agreement, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of such Indemnified Party with respect to any Third-Party Claim to which the indemnification relates.

14.05. Exclusive Remedy. Except for (i) any action based upon allegations of fraud with respect to the other in connection with this Agreement or any certificate delivered hereunder, and (ii) any equitable relief expressly provided for in this Agreement, from and after the Closing the parties’ sole remedy with respect to any and all claims arising under this Agreement or in connection with the transactions contemplated hereby, shall be pursuant to this Article XIV, and, in furtherance of the foregoing, each of the parties hereby waives, from and after the Closing, to the fullest extent permitted by Law, any and all other rights, claims and causes of action they may have against one another under this Agreement and in connection with the transactions contemplated hereby.

ARTICLE XV
DEFINITIONS

15.01. Definitions.

(a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Actions or Proceedings” means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental or Regulatory Authority, arbitrator or mediator.

“Advances” means with respect to each Servicing Agreement, the aggregate outstanding amount that as of the Closing has been advanced directly by Transferor from the Transferor’s own funds or funds borrowed by the Transferor from a Third Party (but not with funds borrowed from or used out of any Related Escrow Account or other accounts required by such Servicing Agreement) in connection with servicing Mortgage Loans in accordance with the terms of such Servicing Agreement, including with respect to property transfer fees, principal, interest, Taxes, insurance premiums and other advances made pursuant to the applicable Servicing Agreement with respect to payments due in respect of such Mortgage Loans on or before the Closing.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Ancillary Income” means any and all income, revenue, fees, including transfer fees, expenses, charges or other moneys that the Transferor is entitled to receive, collect or retain as servicer, subservicer or master servicer pursuant to the Servicing Agreements (other than Servicing Fees).

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer, member or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Audited Financial Statement Date” means December 31, 2007.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or any other employee benefit arrangement or program, including, without limitation, any such arrangement or program providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance or life insurance, sponsored or maintained by Transferor or to which Transferor is obligated to contribute thereunder on behalf of any current or former employee.

“Books and Records” means all files, documents, data, drawings, instruments, papers, books of account, reports, records and lists relating to the Business, condition (financial or otherwise), results of operations or assets of Transferor, including Financial Statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, information and records, personnel records (subject to applicable law), computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Combination” means with respect to any Person any merger, consolidation or combination to which such Person is a party, any sale, or other disposition of all or substantially all of the capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the assets of such Person.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Minnesota or the State of Maryland are permitted to be closed.

“Claim Notice” means written notification pursuant to Section 14.02(a) of a Third Party Claim as to which indemnity under Section 14.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 14.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Contract” means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“date hereof” means the Original Signing Date.

“DUS” means the Delegated Underwriting and Servicing relationships, status and guidelines as defined by Fannie Mae in its agreements and guidelines.

“Environmental Law” means any Law relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage or disposal of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who, pursuant to Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, is in the same controlled group of corporations or who is under common control, or is otherwise deemed to be a single employer with Transferor.

“Financial Statements” means the financial statements of Transferor delivered to Acquiror as described in Section 6.06.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or any self-regulatory body of any stock exchange.

“Hazardous Material” means (i) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any Environmental Law, including any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); and (ii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) incurred pursuant to or as a result of Liens granted on such Person’s assets, and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person, other than undrawn sums that are the subject of the Letters of Credit.

“Indemnified Party” means any Person claiming indemnification under any provision of Article XIV.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article XIV.

“Indemnity Notice” means written notification pursuant to Section 14.02(b) of a claim for indemnity under Article XIV by an Indemnified Party, specifying the nature of and basis for such claim in sufficient detail to enable the Indemnifying Party to determine whether it is in fact obligated to indemnify the Indemnified Party with respect to the matter that is the subject of the notice, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

“Intellectual Property” means all patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, internet domain names, internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, including the right to sue for past infringements thereof.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, Mortgage Loans and other investment or portfolio assets owned of record or beneficially by Transferor.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the knowledge of a specified individual as to a particular fact or other matter, that (i) the specified individual is actually aware of such fact or other matter, or (ii) a prudent individual should have been aware of such fact or other matter based on information that the specified individual is aware of without making a separate investigation concerning the existence of such fact or other matter. The terms “Knowledge of Transferor,” “Transferor’s Knowledge” or words of similar import shall mean the Knowledge of the management level employees of Transferor, and a description of a statement as being “to the Knowledge” of a Person means that the Person does not have Knowledge that the statement is not entirely correct.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means Indebtedness or other liabilities, or obligations of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents or permissions granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Liquidation Preference” has the meaning set forth in the LLC Agreement.

“Loss” means any and all claims, liabilities, obligations, damages, demands, judgments, settlements, Taxes, fines, fees, penalties, deficiencies, losses and expenses (including interest, court costs, professional fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance, condition or effect (collectively, “Changes”) that, individually or when aggregated with other Changes, is or is reasonably likely to (x) be materially adverse to the Business or to the Acquired Assets taken as a whole or to the financial condition, total Assets and Properties (including the Mortgage Loan Portfolio or the Servicing Portfolio), or operations of Transferor, (y) affect the relationships of the Business with its customers, vendors or employees such that the results of operations of the Business are likely to be materially adversely affected, or (z) materially impair, prevent or delay the ability of Transferor to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any Changes (other than Changes resulting from a bankruptcy or similar proceeding declared by or against Transferor or its direct or indirect parent company) to the extent resulting from conditions (such as the current credit market conditions or other general market conditions) generally affecting the industry in which Transferor operates the Business (other than conditions that have a materially disproportionate effect on the Business or the Acquired Assets, or on the financial condition, total Assets and Properties (including the Mortgage Loan Portfolio or the Servicing Portfolio), or operations of Transferor); (ii) any Changes resulting solely or primarily from any material breach by Acquiror of any provision of this Agreement; or (iii) any Change resulting from acts of terrorism or war.

“Mortgage File” means, for each Mortgage Loan, the file containing the photostatic and/or imaged copies of Mortgage Loan Documents, as well as the credit and closing packages, disclosures, and custodial documents, which are required to be maintained pursuant to the applicable Servicing Agreement, and if not specifically set forth in the applicable Servicing Agreement, pursuant to the applicable handbooks, manuals, guidelines and requirements applicable to Fannie Mae DUS lenders or sellers/servicers, GNMA lenders or sellers/services, FHA lenders or sellers/servicers, HUD lenders or sellers/servicers or Freddie Mac lenders or sellers/servicers,.

“Mortgage Loan” means any mortgage loan or other extension of credit secured by a Lien on real property.

“Mortgage Loan Documents” means, for each Mortgage Loan, all documents pertaining to such Mortgage Loan, including the Mortgage Note, the mortgage or deed of trust and all assignments of the mortgage or deed of trust, all endorsements and allonges to the Mortgage Note, the title insurance policy with all endorsements thereto, any security agreement and financing statements, any account agreements, and any assignments, assumptions, modifications, continuations or amendments to any of the foregoing.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of Indebtedness, with respect to such Mortgage Loan secured by a mortgage or mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgagor” means the grantor of a Mortgage.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or which is being contested in good faith by appropriate proceedings if adequate reserves with respect thereto have been established on Transferor’s books in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due and payable or which is being contested in good faith by appropriate proceedings if adequate reserves with respect thereto have been established on Transferor’s books in accordance with GAAP, and (iii) those listed on Schedule 15.

“Person” means any natural person, corporation, partnership, limited liability company, proprietorship, trust, union, association, organization or other entity or Governmental or Regulatory Authority.

“Representatives” means, as to a Person, the officers, directors, employees, agents, counsel, accountants, financial advisors, consultants, and other representatives of that Person.

“Servicing Fees” means all of (i) the servicing fees (excluding any Ancillary Income) payable to the servicer as set forth in a Servicing Agreement and (ii) any Ancillary Income.

“Servicing Rights” means all of Transferor’s right, title and interest immediately before the Closing associated with, in and to: (a) the right to service Mortgage Loans under the Servicing Agreements, including the right to receive the Servicing Fees and Ancillary Income; (b) the related master servicing and/or servicing obligations as specified in each Servicing Agreement, including the obligations to administer and collect the payments of or relating to Mortgage Loans, and to remit all amounts and provide information reporting to others in accordance with the Servicing Agreements; (c) the right of ownership, possession, control or use of any and all Mortgage Files and Mortgage Loan Documents pertaining to the servicing of Mortgage Loans as provided in the Servicing Agreements or applicable servicing guidelines or standards; (d) the rights with respect to, and obligations to make, any advances required pursuant to any Servicing Agreement, including obligations to reimburse funds borrowed from any custodial or other accounts under a Servicing Agreement; (e) the “clean-up call” right, if any, to purchase Mortgage Loans upon the aggregate principal balance thereof being reduced below a specified amount to the extent provided for in the Servicing Agreement; and (f) all other rights, powers and privileges of Transferors as the master servicer, servicer or subservicer under the Servicing Agreements as expressly set forth therein or as deemed at Law.

“Subsidiary” means, with respect to any Person (the “Owner”), any other Person in which the Owner, directly or indirectly through one or more Subsidiaries or otherwise, beneficially owns more than fifty percent of either the equity interests in, or the voting control of, such other Person.

“Tax” or “Taxes” means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, unemployment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Tax Return” means a report, return or other information required to be supplied to a governmental authority with respect to Taxes including, if applicable, combined or consolidated returns for any group of entities that includes Transferor.

“Third Party” means a Person that is not a party to this Agreement.

“Transaction Documents” means the Bill of Sale, Assignment and Assumption Agreement, LLC Agreement, Transition Services Agreement, Non-Compete Agreement, Amendment and Termination Agreement, Security Agreement, Non-Disparagement Agreement, Williams and Filter Non-Compete Agreement, and any other agreements to be entered into or documents delivered in connection with the consummation of transactions contemplated herein.

“Unaudited Financial Statement Date” means September 30, 2008.

(b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of Transferor; and (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(c) The following additional terms are defined elsewhere in this Agreement, as indicated below:

^^

ARTICLE XVI
MISCELLANEOUS

16.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt or refusal if delivered personally or by commercial delivery service, or upon receipt or refusal of delivery if mailed by registered or certified mail (return receipt requested) or sent via facsimile or electronic mail (with proof of receipt at the facsimile number or email address to which it is to be sent) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:

Oak Grove Commercial Mortgage LLC
c/o Mud Duck Equities, LLC
2177 Youngman Avenue
St. Paul, MN 55116
Facsimile No.
Attn: David A. Williams and Kevin Filter
Email Addresses dave@oakgrovecap.com

kevin@oakgrovecap.com

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
46 South Seventh Street
Minneapolis, MN 55402
Facsimile No.: 612-607-7100
Attn: Christopher Scotti
Email Address: CScotti@oppenheimer.com

If to Transferor, to:

MMA Mortgage Investment Company
c/o Municipal Mortgage & Equity LLC
Pier IV Building
621 East Pratt Street, 3rd Floor
Baltimore, MD 21202
Facsimile No.: 410-727-5387
Attn: General Counsel
Email Address: sgoldberg@mmafin.com

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Facsimile No.: 212-878-8375
Attn: David W. Bernstein
Email Address: david.bernstein@cliffordchance.com

Any party from time to time may change its address, facsimile number, email address or other information for purposes of notices to that party by giving notice specifying such change to the other parties hereto.

16.02. Entire Agreement. This Agreement and the Transaction Documents supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including the Letter of Intent between Mud Duck and the Transferor dated November 12, 2008, and including the Acqusition Agreement that is amended and restated in this Agreement, and all prior amendments to that Acquisition Agreement, and this Agreement and the Transaction Documents contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

16.03. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, and Transferor shall pay the costs and expenses of Transferor, incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, (i) Acquiror and Transferor shall each pay one-half of any fee required to be paid to the Federal Trade Commission in connection with any filing under the HSR Act required in order to consummate the transactions contemplated by this Agreement, and (ii) Transferor shall be responsible for all fees, costs and expenses required to be paid in connection with the obtaining of any consent or approval, the making of any filing, or the giving of any notice necessary to consummate the transactions contemplated by this Agreement, including fees paid to the Agencies and those expenses set out in Section 8.12(c).

16.04. Public Announcements. Prior to the Closing: (i) neither Transferor nor Acquiror, nor any of their Affiliates, will issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom Transferor sells goods or provide services or with whom Transferor otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld; and (ii) if either party is unable to obtain the approval of any such public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s or its Affiliates’ disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Transferor and Acquiror will also obtain the other party’s prior approval of any press release to be issued immediately following the execution of this Agreement and upon Closing.

16.05. Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if, to the best of the receiving party’s Knowledge, the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that after the Closing, the foregoing restrictions will not apply to Acquiror’s use of documents and information concerning the business furnished by Transferor hereunder.

16.06. Further Assurances; Post-Closing Cooperation.

(a) Transferor and Acquiror shall execute and deliver to Acquiror or Transferor, as the case may be, such other documents and instruments, provide such materials and information and take such other actions as Acquiror or Transferor may reasonably request for the purpose of carrying out the intent of this Agreement.

(b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data in its possession relating to the Business, or the condition (financial or otherwise), or results of operations or assets of Transferor with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) the preparation of financial statements, (iv) the filing of reports by the party or its Affiliates with or other compliance with the requirements of, any Agency or Governmental or Regulatory Authority, (v) the determination or enforcement of the rights and obligations of any Indemnified Party or (vi) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six years (or such longer period as such records may be required to be maintained by Law or by Contract) after the Closing not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten Business Day period after such offer is made.

(c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with any Agency or Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business, the condition (financial or otherwise) or results of operations or assets of Transferor not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by either party in accordance with this paragraph shall be held confidential by that party in accordance with Section 16.05.

(d) Notwithstanding anything to the contrary contained in paragraphs (b) and (c) of this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

16.07. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

16.08. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

16.09. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

16.10. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except that Acquiror may assign any or all of its rights, interests and obligations hereunder (including its rights under Article XIV) to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Acquiror of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

16.11. Headings; Exhibits. The headings used in this Agreement or in any Exhibits have been inserted for convenience of reference only and do not affect the meaning or interpretation of the provisions hereof or thereof. Reference herein to Exhibits, unless indicated, shall refer to the Exhibits attached to this Agreement, which hereby are incorporated in and constitute a part of this Agreement.

16.12. Remedies. If any party shall fail to fulfill its obligations hereunder, including its obligations to close and to satisfy those conditions to Closing which are its responsibility, the other parties shall have all remedies available to them at law or in equity, including the right to specific performance.

16.13. Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING COUNTERCLAIMS AND CROSS-CLAIMS) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

16.14. Consent to Jurisdiction and Service of Process. Each party hereby irrevocably submits to the jurisdiction of the United States District Court for the District of Minnesota or any state court located in St. Paul, Minnesota, in any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party agrees that process in any such lawsuit may be served by registered mail or in any other manner permitted by the rules of the court in which the action, suit or proceeding is brought.

16.15. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

16.16. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the conflicts of laws principles thereof that would apply the laws of any other jurisdiction.

16.17. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16.18. Representation by Counsel. Each party hereto represents and agrees that it has been represented by counsel of its own choosing during the negotiation and execution of this Agreement and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or documents. Each party to this Agreement has carefully read and fully understands this Agreement in its entirety, has had it fully explained to them by such party’s respective counsel, and is fully aware of the contents and meaning, intent and legal effect of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

TRANSFEROR:

MMA MORTGAGE INVESTMENT
CORPORATION

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: CEO

ACQUIROR:
OAK GROVE COMMERCIAL MORTGAGE, LLC By: /s/ David A. Williams Name: David A. Williams Title: President and CEO

ACKNOWLEDGEMENT BY GUARANTORS

Each of the undersigned guarantors acknowledges that its guarantee of the Acquisition Agreement dated as of December 18, 2008 between Acquiror and Transferor applies to the foregoing Amended and Restated Acquisition Agreement to the same extent it applied to the Acquisition Agreement as originally executed, and its obligation as a guarantor is not in any way limited or impaired by reason of the amendments to the Acquisition Agreement.

MUNICIPAL MORTGAGE & EQUITY LLC

By: /s/ Michael L. Falcone
Name: Michael L. Falcone
Title: President and CEO

MUD DUCK EQUITIES LLC

By: /s/ David A. Williams
Name: David A. Williams
Title: President and CEO